UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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DaVita Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2008

TO OUR STOCKHOLDERS:

We will hold our 2008 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Monday, June 9 at 3:00 p.m., Pacific time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010, for the following purposes, which are further described in the accompanying Proxy Statement:

(1)	To elect ten directors to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2008; and

(3)	To transact other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on April 15, 2008 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2007 annual report to stockholders is enclosed with this notice.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the Board of Directors,

Joseph Schohl

Vice President, General Counsel and

Secretary

El Segundo, California

April 23, 2008

PROXY STATEMENT

GENERAL INFORMATION

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors, for use at our 2008 annual meeting of stockholders, which we will hold on Monday, June 9, 2008 at 3:00 p.m., Pacific time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on April 15, 2008. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 601 Hawaii Street, El Segundo, California 90245, and our telephone number is (800) 310-4872. This proxy statement is being initially distributed to stockholders on or about April 23, 2008. To obtain directions to our annual meeting, visit our website, located at http://www.davita.com.

Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy card as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy that is given and not revoked will be voted at the meeting:

•	For each nominee to our Board of Directors;

•	For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2008; and

•	As recommended by our Board of Directors, in its discretion, with regard to all other matters as may properly come before the annual meeting or any adjournment thereof.

Voting Information

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 105,490,000 shares of common stock outstanding. Each stockholder is entitled to one vote per share on each matter that we will consider at this meeting. Stockholders are not entitled to cumulate votes. Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the meeting. Stockholders attending the meeting in person or represented by proxy at the meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes Required for Proposals

Directors are elected by a majority of votes cast, which means that the number of shares voted “for” each of the ten nominees for election to our Board of Directors must exceed 50% of the number of votes cast with respect to each nominee’s election. Abstentions and broker non-votes will not be counted as votes cast and therefore, will have no effect on the election of directors. In the event that the number of nominees exceeds the number of directors to be elected, which is a situation that we do not anticipate, directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2008 requires the affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy and entitled to vote thereon. Abstentions with respect to this proposal will be treated as votes against the proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve the proposal.

Proxy Solicitation Costs

We will pay for the cost of preparing, assembling, printing and mailing these proxy materials to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. We have also retained Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $8,000 plus reimbursement for out-of-pocket expenses incurred during the solicitation. Georgeson and our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We agreed to indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation unless caused by Georgeson’s gross negligence or intentional misconduct.

Delivery of Proxy Statement and Annual Report

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of this proxy statement and our 2007 annual report, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the proxy statement and annual report, they should notify their broker. Beneficial owners sharing an address to which a single copy of the proxy statement and annual report was delivered can also request prompt delivery of a separate copy of the proxy statement and annual report by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872.

Electronic Availability of Proxy Materials for 2008 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 9, 2008. This Proxy Statement and DaVita’s Annual Report to Stockholders and Form 10–K for fiscal 2007 are available electronically at http://bnymellon.mobular.net/bnymellon/dva.

Electronic Delivery of Future Proxy Materials

You may elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies. If you are a stockholder of record, you can elect to access future proxy statements and annual reports electronically by marking the appropriate box on your proxy form. If you hold your shares through a broker, please check the information provided in the proxy materials mailed to you by your broker for instructions on how to elect this option. Your election to view these documents over the Internet will remain in effect unless you elect otherwise.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, you will elect ten directors to serve until the 2009 annual meeting of stockholders or until their respective successors are elected and qualified. Our bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee for director who was in office prior to the election is not elected by a majority of votes cast, the director must promptly tender his or her resignation from the Board of Directors, and the Nominating and Governance Committee of our Board of Directors will make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether to take other action. The Board of Directors, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days from the date the election results are certified. If a nominee for director who was not already serving as a director does not receive a majority of votes cast at the annual meeting, the nominee is not elected to the Board of Directors. All 2008 nominees are currently serving on the Board of Directors.

Nine of the ten nominees for director have been determined to be independent under the listing standards of the New York Stock Exchange (“NYSE”). Please see the section titled “Corporate Governance—Director Independence” below for more information. The Nominating and Governance Committee has recommended, and our Board of Directors has nominated, Charles G. Berg, Willard W. Brittain, Jr., Nancy-Ann DeParle, Paul J. Diaz, Peter T. Grauer, John M. Nehra, William L. Roper, M.D., Kent J. Thiry, Roger J. Valine and Richard C. Vaughan for election as directors. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected.

Unless the proxy indicates otherwise, the persons named as proxies in the accompanying proxy have advised us that at the meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable or not willing to serve, the persons named as proxies may vote for the election of the substitute nominees that our Board of Directors may propose. The accompanying proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

The Board of Directors recommends a vote FOR the election of each of the named nominees as directors.

Information Concerning Members of Our Board of Directors Standing for Reelection

Name	Age	Position
Charles G. Berg	50	Director
Willard W. Brittain, Jr.	60	Director
Nancy-Ann DeParle	51	Director
Paul J. Diaz	46	Director
Peter T. Grauer	62	Lead Independent Director
John M. Nehra	59	Director
William L. Roper, M.D.	59	Director
Kent J. Thiry	52	Chairman of the Board and Chief Executive Officer
Roger J. Valine	59	Director
Richard C. Vaughan	58	Director

Charles G. Berg has been one of our directors since March 2007. Mr. Berg has served as executive chairman and as a member of the board of directors of WellCare Health Plans, Inc. (“WellCare”), a provider of managed care services for government-sponsored healthcare programs, since January 2008. Since January 2007, Mr. Berg has been a senior advisor to Welsh, Carson, Anderson & Stowe, a private equity firm. From April 1998 to July 2004, Mr. Berg held various executive positions with Oxford Health Plans, Inc. (“Oxford”) which included chief executive officer from November 2002 to July 2004 when Oxford was acquired by UnitedHealth Group, president and chief operating officer from March 2001 to November 2002 and executive vice president, medical delivery from April 1998 to March 2001. From July 2004 to September 2006, Mr. Berg served as an executive of UnitedHealth Group and was primarily responsible for integrating the Oxford business.

Willard W. Brittain, Jr. has been one of our directors since March 2007. Mr. Brittain has served as chairman and chief executive officer of Preod Corporation, an executive search and business advisory company since March 2003. From September 2000 to October 2002, Mr. Brittain served as chief operating officer of PwC Consulting and from July 1995 to September 2000, Mr. Brittain served as chief operating officer of PricewaterhouseCoopers LLP. Mr. Brittain was with PricewaterhouseCoopers LLP for 28 years before his retirement. Mr. Brittain is also a director of Perini Corporation and Analysts International Corporation.

Nancy-Ann DeParle has been one of our directors since May 2001. She is a managing director of CCMP Capital, a private equity firm formed in August 2006. From February 2001 to August 2006, Ms. DeParle was a senior advisor to JPMorgan Partners, LLC, a private equity firm. Ms. DeParle served as the Administrator of the Centers for Medicare and Medicaid Services (“CMS”), formerly the Health Care Financing Administration, from November 1997 until October 2000. From 1993 until joining CMS, Ms. DeParle was Associate Director for Health and Personnel at the White House Office of Management and Budget. She is a member of the Medicare Payment Advisory Commission (“MedPAC”), which advises Congress on Medicare payment and policy issues, and a trustee of the Robert Wood Johnson Foundation. Ms. DeParle is also a director of Cerner Corporation and Boston Scientific Corporation.

Paul J. Diaz has been one of our directors since July 2007. Mr. Diaz is the president and chief executive officer of Kindred Healthcare, Inc. (“Kindred”), a provider of long-term healthcare services in the United States. Mr. Diaz joined Kindred in January 2002 as president and chief operating officer. Prior to joining Kindred, Mr. Diaz was the managing member of Falcon Capital Partners, LLC, a private investment and consulting firm, and from 1996 to July 1998, Mr. Diaz served in various executive capacities with Mariner Health Group, Inc., including as executive vice president and chief operating officer. Mr. Diaz serves on the boards of Kindred, PharMerica Corporation, the Bloomberg School of Public Health at John Hopkins University and the Board of Visitors of Georgetown University Law Center.

Peter T. Grauer has been one of our directors since August 1994 and our lead independent director since 2003. Mr. Grauer has been chairman of the board of Bloomberg, Inc. since April 2001, and its chief executive officer and treasurer since March 2002. From November 2000 until March 2002, Mr. Grauer was a managing director of Credit Suisse First Boston. From September 1992 until November 2000, upon the merger of Donaldson, Lufkin & Jenrette (“DLJ”) into Credit Suisse First Boston, Mr. Grauer was a managing director and founding partner of DLJ Merchant Banking Partners.

John M. Nehra has been one of our directors since November 2000. Mr. Nehra has been affiliated with New Enterprise Associates, a venture capital firm, since 1989, including, since 1993, as general partner of several of its affiliated venture capital limited partnerships. Mr. Nehra has also been managing general partner of Catalyst Ventures, a venture capital firm, since 1989.

William L. Roper, M.D. has been one of our directors since May 2001. Dr. Roper has been chief executive officer of the University of North Carolina (“UNC”) Health Care System, dean of the UNC School of Medicine and vice chancellor for medical affairs of UNC since March 2004. Dr. Roper also continues to serve as a professor of health policy and administration in the UNC School of Public Health and a professor of pediatrics in the UNC School of Medicine. From 1997 until March 2004, he was dean of the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as senior vice president of Prudential Health Care. He also served as director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of CMS from 1986 to 1989. Dr. Roper is also chairman of the board of the National Quality Forum, a director of Delhaize Group, a trustee of the Robert Wood Johnson Foundation and a director of Medco Health Systems, a pharmacy benefits manager.

Kent J. Thiry became our chairman of the board and chief executive officer in October 1999. From June 1997 until he joined us, Mr. Thiry was chairman of the board and chief executive officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated (“Vivra”) after Gambro AB acquired the dialysis services business of Vivra in June 1997. From September 1992 to June 1997, Mr. Thiry was the president and chief executive officer of Vivra, a provider of renal dialysis and other healthcare services. From April 1992 to August 1992, Mr. Thiry was president and co-chief executive officer of Vivra, and from September 1991 to March 1992, he was president and chief operating officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a consultant, and then as vice president. Mr. Thiry is also a director of Varian Medical Systems, Inc.

Roger J. Valine has been one of our directors since June 2006. From 1993 to his retirement in July 2006, Mr. Valine served as the chief executive officer of Vision Service Plan (“VSP”), the nation’s largest provider of eyecare wellness benefits. From January 1993 to February 2006, Mr. Valine served as both the president and chief executive officer of VSP. Upon his retirement, Mr. Valine had worked for VSP for 33 years and continues to provide consulting services to VSP. Mr. Valine serves on the board of SureWest Communications.

Richard C. Vaughan has been one of our directors since May 2005. Mr. Vaughan served as executive vice president of Lincoln Financial Group from 1995 until his retirement in April 2005 and served as chief financial officer from June 1992 to April 2005. Mr. Vaughan is also a director of MBIA Inc.

CORPORATE GOVERNANCE

Director Independence

Under the listing standards of the NYSE, a majority of the members of our Board of Directors must satisfy the NYSE criteria for “independence.” No director qualifies as independent under the NYSE listing standards unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board of Directors has determined that all of the individuals currently serving, or who served at any time during 2007, as members of the Board of Directors, other than Mr. Thiry, are independent under the NYSE listing standards.

The Board of Directors evaluates the independence of our directors annually and will review the independence of individual directors on an interim basis to consider changes in employment, relationships and other factors. The Board of Directors also maintains a policy whereby the Board of Directors will evaluate the appropriateness of the director’s continued service on the Board of Directors in the event that the director retires from their principal job, changes their principal job responsibility or experiences a significant event that could negatively affect their service to the Board of Directors. In such event, the members of the Board of Directors, excluding the affected director, will determine whether the affected director’s continued service on the Board of Directors is in the best interests of our stockholders and will decide whether or not to request the resignation of the director. In addition, prior to accepting an invitation to serve on the board of directors of another public company, a director must advise the chairman of the board and the lead independent director so that the remaining members of the Board of Directors may evaluate any potential conflicts of interest.

Each member of the committees of the Board of Directors meets the independence requirements applicable to those committees. In making determinations of independence, the Board of Directors considered the following relationships as well as certain other relationships between non-management directors that did not involve the company or any of its executive officers and determined that none of such relationships was a material relationship that would impair the independence from management of any such individual:

(1) Mr. Vaughan and Mr. Thiry previously served together on the board of Oxford. Mr. Berg and Mr. Thiry previously served together on the board of Oxford.

(2) Mr. Thiry holds an ownership interest in NEA Partnerships of less than 19%. Mr. Nehra is a general partner of NEA Partnerships and Richard K. Whitney, our chief financial officer, is a venture partner of New Enterprise Associates, an affiliate of NEA Partnerships.

(3) Dr. Roper and Ms. DeParle each serve as members of the board of trustees of the Robert Wood Johnson Foundation.

(4) Mr. Berg is a director, the executive chairman and a stockholder of WellCare, which has made payments to the company for services rendered in the ordinary course of business in the last three years which did not exceed the greater of $1 million or 2% of WellCare’s consolidated gross revenue in any such year. For additional information, see “Certain Relationships and Related Transactions.”

(5) Mr. Diaz is a director, the president and chief executive officer and a stockholder of Kindred, which has made payments to the company for services rendered in the ordinary course of business in the last three years which did not exceed the greater of $1 million or 2% of Kindred’s consolidated gross revenue in any such year. For additional information, see “Certain Relationships and Related Transactions.”

Meetings of Non-management Directors

Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board of Directors. The lead independent director is responsible for, among other things, presiding over all executive sessions of the Board of Directors and related activities. Mr. Grauer serves as our lead independent director.

Communications with the Board of Directors

Any interested party who desires to contact the lead independent director, Mr. Grauer, may do so by sending an email to leaddirector@davita.com. In addition, any interested party who desires to contact the Board of Directors or any member of the Board of Directors may do so by writing to: Board of Directors, c/o Secretary, DaVita Inc., 601 Hawaii Street, El Segundo, California 90245. Copies of any such written communications received by the Secretary will be provided to the full Board of Directors or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s).

Annual Meeting of Stockholders

We do not have a policy requiring that directors attend the annual meeting of stockholders. At the last annual meeting of stockholders, only our chairman, Mr. Thiry, attended the meeting.

Information Regarding our Board of Directors and its Committees

Our Board of Directors met six times during 2007. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which he or she served during 2007. Our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance Committee, the Public Policy Committee and the Clinical Performance Committee.

Audit Committee

The current members of our Audit Committee are Mr. Berg, Mr. Valine and Mr. Vaughan, with Mr. Vaughan serving as the chair. Mr. C. Raymond Larkin, Jr. was a member of the Audit Committee in 2007 until his retirement on May 29, 2007. Ms. DeParle was a member of the Audit Committee in 2007 from June 26, 2007 until July 30, 2007. Mr. Berg joined the Audit Committee on July 30, 2007. Our Board of Directors has determined that Mr. Berg, Mr. Valine and Mr. Vaughan each qualifies as an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission (“SEC”) and that each of the members of our Audit Committee is “independent” and “financially literate” under the listing standards of the NYSE. Our Board of Directors has adopted a written charter for our Audit Committee. The charter can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com. The Audit Committee’s primary responsibilities are to assist the Board with oversight of: (1) the quality and integrity of our financial statements including the financial reporting and disclosure processes; (2) the integrity and effectiveness of our system of internal controls over financial reporting; (3) our compliance with legal and regulatory matters; and (4) the independence, qualifications and performance of our independent registered public accounting firm, including a review of the scope and results of their audit, as well as our internal audit function. The Audit Committee also appoints, engages and must pre-approve the independent registered public accounting firm’s annual audit services (including related fees), audit related services, and all other services in accordance with our pre-approval policy. Our pre-approval policy is available on our website, located at http://www.davita.com. The Audit Committee met nine times during 2007, including meetings held with the independent registered public accounting firm and management each quarter prior to the release of the company’s financial statements. The Audit Committee met with the independent registered public accounting firm without management present on five occasions in 2007.

Compensation Committee

The current members of our Compensation Committee are Ms. DeParle, Mr. Grauer, Mr. Nehra and Mr. Valine, with Mr. Nehra serving as the chair. Mr. Richard B. Fontaine was a member of the Compensation Committee in 2007 until his retirement on May 29, 2007. Mr. Valine joined the Compensation Committee on

July 30, 2007. Each of the members of our Compensation Committee is independent in accordance with the listing standards of the NYSE. Each of the members of this committee is also a “nonemployee director” as that term is defined under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and an “outside director” as that term is defined in Internal Revenue Service Regulations.

Our Compensation Committee reviews the performance of our chief executive officer and other executives and makes decisions regarding their compensation, with the goal of ensuring that our compensation system for our chief executive officer and our other executives, as well as our philosophy for compensation for all employees and our Board of Directors, is aligned with the long-term interests of our stockholders. The Compensation Committee also establishes policies relating to the compensation of our executive officers and other key employees that further this goal.

The Compensation Committee is responsible for determining the compensation of our chief executive officer. The Compensation Committee conducts an evaluation of our chief executive officer’s performance and the company’s performance, taking into consideration assessments of his performance as a manager conducted by an outside consultant with input from members of the senior management team as well as a self-assessment prepared by our chief executive officer. Neither the chief executive officer nor other members of management provide a recommendation to the Compensation Committee with regard to the chief executive officer’s compensation. The compensation package for our chief executive officer is approved by the Compensation Committee, subject to ratification by the independent members of the Board of Directors. The Compensation Committee works closely with our chief executive officer to determine the compensation of our other executive officers. Our chief executive officer conducts a performance and compensation review of each other executive officer and reviews his detailed assessments of the performance of each of the other executive officers with the Compensation Committee. The Compensation Committee considers the recommendations of the chief executive officer when reviewing and advising on the compensation of the other executive officers.

Our Non-Management Director Compensation Philosophy and Plan sets forth the terms of our director compensation. There is no annual evaluation of director compensation or discretionary decision-making involved in director compensation. Please see “Executive Compensation—Compensation of Directors” on page 49 of this proxy statement for more information regarding our director compensation program pursuant to the Non-Management Director Compensation Philosophy and Plan.

The Compensation Committee met eight times during 2007. The charter of the Compensation Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Nominating and Governance Committee

The current members of our Nominating and Governance Committee are Mr. Berg, Mr. Brittain, Ms. DeParle, Mr. Diaz, Mr. Grauer, Mr. Nehra, Dr. Roper, Mr. Valine and Mr. Vaughan, representing all of our independent directors. Mr. Berg, Mr. Brittain and Mr. Diaz joined the Nominating and Governance Committee on October 10, 2007. Mr. Fontaine and Mr. Larkin were members of the Nominating and Governance Committee in 2007 until their retirement on May 29, 2007. Our lead independent director, Mr. Grauer, is the chair of the Nominating and Governance Committee. Our Board of Directors has adopted a set of corporate governance guidelines established to assist the Board of Directors and its committees in performing their duties and serving the best interests of the company and our stockholders. The charter of the Nominating and Governance Committee and our corporate governance guidelines can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Our Nominating and Governance Committee reviews and makes recommendations to the Board of Directors about our governance processes, assists in identifying and recruiting candidates for the Board of

Directors, reviews the performance of the individual members of the Board of Directors, proposes a slate of nominees for election at the annual meeting of stockholders and makes recommendations to the Board of Directors regarding the membership and chairs of the committees of the Board of Directors. The Nominating and Governance Committee does not have a specific set of minimum criteria for membership on the Board of Directors. In making its recommendations, however, it considers the mix of characteristics, experience, diverse perspectives and skills that is most beneficial to our company. The committee also considers continuing director tenure and takes steps as may be appropriate to ensure that the Board of Directors maintains an openness to new ideas and a willingness to re- examine the status quo. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders upon submission in writing to our Secretary of the names and qualifications of such nominees at the following address: DaVita Inc., 601 Hawaii Street, El Segundo, California 90245. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not.

The Nominating and Governance Committee held four formal meetings during 2007. In February 2008, the Nominating and Governance Committee recommended the candidates standing for election at the 2008 annual meeting of stockholders. One of the candidates was appointed to the Board of Directors after the 2007 annual meeting of stockholders. Mr. Diaz was identified as a potential member of the Board of Directors by an outside search firm. The Nominating and Governance Committee considered Mr. Diaz as described above and recommended him for membership on the Board of Directors. Mr. Diaz was appointed unanimously to the Board of Directors by all members present at the relevant meeting.

Compliance Committee

The current members of our Compliance Committee are Mr. Grauer and Dr. Roper, with Dr. Roper serving as the chair. Mr. Valine served on the Compliance Committee until July 30, 2007. Each of the members of our Compliance Committee is independent in accordance with the listing standards of the NYSE. Our Compliance Committee oversees and monitors the effectiveness of our corporate compliance program, reviews significant compliance risk areas, other than those areas addressed by the Audit Committee, and reviews the steps management is taking to monitor, control and report risk exposures. The Compliance Committee meets regularly with our chief compliance officer. The Compliance Committee met five times during 2007. The charter of the Compliance Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Public Policy Committee

The current members of our Public Policy Committee are Mr. Brittain, Ms. DeParle, Mr. Diaz and Dr. Roper, with Ms. DeParle serving as the chair. Mr. Brittain joined the Public Policy Committee on July 30, 2007, and Mr. Diaz joined on October 10, 2007. Each of the members of our Public Policy Committee is independent in accordance with the listing standards of the NYSE. Our Public Policy Committee advises the Board of Directors on public policy and makes recommendations to the Board of Directors as to policies and procedures relating to issues of public policy and government relations. The Public Policy Committee met three times during 2007. The charter of the Public Policy Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Clinical Performance Committee

The current members of our Clinical Performance Committee are Mr. Brittain, Mr. Nehra and Dr. Roper, with Dr. Roper serving as the chair. Mr. Brittain joined the Clinical Performance Committee on July 30, 2007. Mr. Fontaine was a member of the Clinical Performance Committee until his retirement on May 29, 2007. Each of the members of our Clinical Performance Committee is independent in accordance with the listing standards of the NYSE. Our Clinical Performance Committee advises the Board of Directors on clinical performance issues facing the company and makes recommendations to management and to the Board of Directors as to policies and procedures relating to issues of clinical performance. The Clinical Performance Committee met one time during 2007. The charter of the Clinical Performance Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Board of Directors Share Ownership Policy

We have a share ownership policy that applies to all non-management members of our Board of Directors. The purpose of the policy is to encourage our Board of Directors to have an ownership stake in the company by retaining a specified number of shares of our common stock.

Both shares owned directly and shares underlying vested but unexercised stock options, stock appreciation rights (“SARs”) and restricted stock units are included in the determination of whether the share ownership guidelines have been met. The total net realizable share value retained must have a current market value of not less than the lower of:

•	25% of the total equity award value realized by the Board of Directors member to date in excess of $100,000; or

•	five times the annual Board of Directors retainer of $24,000, or $120,000.

Each of the members of the Board of Directors standing for reelection met these share ownership guidelines as of December 31, 2007. Mr. Thiry, as chief executive officer, is subject to the management share ownership policy described below and meets the guidelines set forth in that policy.

Management Share Ownership Policy

In addition, we have a share ownership policy which applies to all members of our management team at the vice president level and above. See “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement for more information regarding our management share ownership policy.

Code of Ethics and Code of Conduct

We have a code of ethics that applies to our chief executive officer, chief financial officer, controller and principal accounting officer, general counsel, all vice presidents and all professionals involved in the accounting and financial reporting functions. We also have a code of conduct that applies to all of our teammates. The code of ethics and the code of conduct can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Representatives of KPMG LLP are expected to attend the annual meeting in person, and will be available to respond to appropriate questions and to make a statement if they so desire. If KPMG LLP should decline to act or otherwise become incapable of acting, or if KPMG LLP’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for 2008. Although we are not required to seek stockholder ratification of this appointment, the Board of Directors believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The following table sets forth the aggregate professional fees billed to the company for the years ended December 31, 2007 and 2006 by KPMG LLP, the company’s independent registered public accounting firm:

	2007	2006
Audit fees (1)	$1,873,513	$1,917,400
Audit-related fees (2)	$629,545	$1,586,420
Tax fees (3)	$264,036	$32,794
All other fees	—	—

	$2,767,094	$3,536,614

(1)

Includes aggregate fees for the audit of our consolidated financial statements, which included KPMG LLP’s attestation report on the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act and the three quarterly reviews of our reports on Form 10-Q and other SEC filings.

(2)

Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees,” including fees of $385,224 in 2007 and $916,756 in 2006, for KPMG LLP’s services as an independent review organization for our subsidiary Gambro Healthcare, Inc., now known as DVA Renal Healthcare, Inc. The amount shown for 2006 relates to KPMG’s services as the independent review organization for 2005 and 2006. The independent review organization is a requirement of the corporate integrity agreement entered into by Gambro Healthcare, Inc. with the Department of Health and Human Services in connection with the settlement agreement that Gambro Healthcare, Inc. entered into with the Department of Justice in December 2004, prior to its acquisition by the company. One requirement of the corporate integrity agreement is for DVA Renal Healthcare, Inc. to engage an independent review organization to conduct an annual review of, among other things, certain of its reimbursement claims. We hired KPMG LLP to be the independent review organization. The audit-related fees also include fees for audits of employee benefit plans, an audit of one of our majority-owned joint ventures, due diligence assistance related to an acquisition and in 2006, an audit of our divested centers, which were required to be divested by the Federal Trade Commission in order for us to complete the acquisition of Gambro Healthcare, Inc.

(3)	Includes fees for professional services rendered for tax advice and tax planning. None of these fees were for tax compliance or tax preparation services.

In connection with the audit of our financial statements and internal control over financial reporting for fiscal 2007 and 2006, we entered into an agreement with KPMG LLP which sets forth the terms by which KPMG LLP will perform audit services for the company. That agreement is subject to alternative dispute resolution procedures, an exclusion of punitive damages and various other provisions.

Pre-approval Policies and Procedures

The Audit Committee of our Board of Directors is required to pre-approve the audit, audit-related, tax and all other services provided by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related, tax and all other services provided by the independent registered public accounting firm, KPMG LLP, and is available on our website, located at http://www.davita.com. The Audit Committee pre-approved all such services in 2007 and concluded that such services performed by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy and entitled to vote thereon, is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2008.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 1, 2008 by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and named executive officers, and (c) all of our directors, named executive officers and other executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of the company.

Name and address of beneficial owner (1)	Number of shares beneficially owned	Percentage of shares beneficially owned
Capital Group International, Inc. (2) 11100 Santa Monica Blvd. Los Angeles, CA 90025	5,790,370	5.4%
FMR LLC (3) 82 Devonshire Street Boston, Massachusetts 02109	5,887,732	5.5%
TimesSquare Capital Management, LLC (4) 1177 Avenue of the Americas, 39th Floor New York, NY 10036	6,406,427	6.0%
Kent J. Thiry (5)	1,528,809	1.4%
Mark G. Harrison (6)	—	—
James K. Hilger (7)	34,999	*
Joseph C. Mello (8)	409,460	*
Javier Rodriguez (9)	144,980	*
Thomas O. Usilton Jr. (10)	52,459	*
Charles G. Berg (11)	3,925	*
Willard W. Brittain, Jr. (12)	3,912	*
Nancy-Ann DeParle (13)	38,984	*
Paul J. Diaz (14)	85	*
Peter T. Grauer (15)	20,080	*
John M. Nehra (16)	112,033	*
William L. Roper (17)	55,936	*
Roger J. Valine (18)	4,355	*
Richard C. Vaughan (19)	29,542	*
All directors, named executive officers and other executive officers as a group (21 persons) (20)	2,593,948	2.4%

*	Amount represents less than 1% of our common stock.
(1)	Unless otherwise set forth in the following table, the address of each beneficial owner is 601 Hawaii Street, El Segundo, California 90245.
(2)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 12, 2008, Capital Group International, Inc. (CGII) is the parent holding company of a group of investment management companies that hold investment power, and in some cases, voting power over the shares reported by CGII. CGII does not have investment power or voting power over the shares reported but may be deemed to be the beneficial owner of 5,790,370 shares with sole power to vote 4,419,850 shares and sole power to dispose of all 5,790,370 shares.

(3)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2008, FMR LLC is the beneficial owner of these shares through its control of the following entities: Fidelity Management & Research Company, beneficial owner of 5,567,646 shares; Pyramis Global Advisors, LLC, beneficial owner of 17,300 shares; Strategic Advisers, Inc., beneficial owner of 340 shares; Pyramis Global

Advisors Trust Company, beneficial owner of 56,755 shares; and Fidelity International Limited, beneficial owner of 245,691 shares. Mr. Edward C. Johnson 3rd is the chairman of FMR Corp. By virtue of his position as chairman of FMR Corp. and the Johnson family’s controlling ownership in FMR Corp., they may be deemed to have the sole power to dispose of the 5,567,646 shares owned by Fidelity Management & Research Company. They may be deemed to have the sole power to dispose of and to vote the 17,300 shares owned by Pyramis Global Advisors, LLC. They may be deemed to have the sole power to dispose of 56,755 shares and the sole power to vote 56,755 shares owned by Pyramis Global Advisors Trust Company. By virtue of Mr. Johnson’s position as chairman of Fidelity International Limited and the Johnson family’s controlling ownership in Fidelity International Limited, they may be deemed to have the sole power to dispose of 245,691 shares and sole power to vote 240,591 shares owned by Fidelity International Limited.

(4)

Based on information contained in a Schedule 13G filed with the SEC on February 4, 2008, these securities are owned by investment advisory clients of TimesSquare Capital Management, LLC (“Times Square”). In its role as investment advisor, Times Square has sole voting power with respect to 4,904,927 shares and sole dispositive power with respect to 6,406,427 shares.

(5)

Includes 22,743 shares held in a family trust, 994,744 and 350,000 shares issuable upon the exercise of options and SARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2008 and 30,682 unvested restricted stock units that will vest within 60 days after March 1, 2008.

(6)

Mr. Harrison resigned in November 2007 and was no longer an executive officer of the company on March 1, 2008. The information provided in the table for Mr. Harrison is based on the most recent information available to the company.

(7)	Includes 24,166 and 10,833 shares issuable upon the exercise of options and SARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2008.
(8)

Includes 233,750 and 143,750 shares issuable upon the exercise of options and SARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2008, 18,182 vested but unissued restricted stock units and 13,778 unvested restricted stock units that will vest within 60 days after March 1, 2008.

(9)	Includes 71,500 and 66,666 shares issuable upon the exercise of options and SARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2008.
(10)	Includes 30,200 and 19,166 shares issuable upon the exercise of options and SARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2008.
(11)

Includes 3,750 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2008 and 175 vested but unissued restricted stock units.

(12)

Includes 3,750 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2008 and 162 vested but unissued restricted stock units.

(13)

Includes 36,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2008 and 212 vested but unissued restricted stock units.

(14)	Includes 85 vested but unissued restricted stock units.
(15)

Includes 18,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2008 and 1,890 vested but unissued restricted stock units.

(16)

Includes 54,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2008 and 1,890 vested but unissued restricted stock units.

(17)

Includes 51,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2008 and 1,890 vested but unissued restricted stock units.

(18)

Includes 3,750 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after March 1, 2008 and 212 vested but unissued restricted stock units.

(19)

Includes 25,500 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2008 and 1,890 vested but unissued restricted stock units.

(20)

Includes 1,640,244 and 637,997 shares issuable upon the exercise of options and SARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2008, 26,588 vested but unissued restricted stock units and 44,460 unvested restricted stock units that will vest within 60 days after March 1, 2008.

Information Concerning Our Executive Officers

Name	Age	Position
Kent J. Thiry	52	Chairman of the Board and Chief Executive Officer
James K. Hilger	46	Vice President and Controller
Dennis Kogod	48	President-West
Mary R. Kowenhoven	38	Vice President, Strategy
Joseph C. Mello	49	Chief Operating Officer
Georgina Randolph	60	Senior Vice President
Christopher J. Riopelle	38	Chief Compliance Officer
Javier Rodriguez	37	Senior Vice President
Joseph Schohl	39	Vice President, General Counsel and Secretary
Thomas O. Usilton, Jr.	56	Senior Vice President
Richard K. Whitney	40	Chief Financial Officer

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Mr. Thiry, who is also a director and whose business experience is set forth above in the section of this proxy statement entitled “Information Concerning Members of Our Board of Directors Standing for Reelection.”

James K. Hilger became our vice president and controller in May 2006 and prior to that, he served as our vice president, finance beginning in September 2005. Mr. Hilger was our acting chief financial officer from November 2007 through February 29, 2008. From September 2003 until joining us, Mr. Hilger served as vice president, finance and administration and chief financial officer of Pyramid Breweries, a brewer of specialty beverages. From December 1998 to July 2003, Mr. Hilger served in positions as chief executive officer and chief financial officer of WorldCatch, Inc., a seafood industry company. From 1987 until joining WorldCatch, Inc., Mr. Hilger held a variety of senior financial positions in the food industry. Mr. Hilger began his career in public accounting with Ernst & Whinney.

Dennis Kogod became our president-west in October 2005. From January 2004 until joining us, Mr. Kogod served as president and chief operating officer-west of Gambro Healthcare, Inc., which we acquired in October 2005. From July 2000 to January 2004, Mr. Kogod served as president, west division of Gambro Healthcare, Inc. From June 1999 to July 2000, Mr. Kogod was president of Teleflex Medical Group, a medical OEM manufacturer of medical delivery systems. From January 1996 to June 1999, Mr. Kogod was corporate vice president of Teleflex Surgical Group, a surgical device and service organization. Mr. Kogod serves on the board of directors of Arbios Systems, Inc., a medical device and cell-based therapy company.

Mary R. Kowenhoven became our vice president, strategy in March 2007. From June 2006 until joining us, Ms. Kowenhoven was an independent strategy consultant within the ski industry. From March 2005 to May 2006, Ms. Kowenhoven was the vice president of sales, marketing and strategy for Sugarbush Resort – Summit Ventures, Inc. From September 1996 to December 2004, Ms. Kowenhoven served as senior manager of Bain & Company, Inc., a global management consulting firm.

Joseph C. Mello became our chief operating officer in June 2000. From April 1998 until joining us, Mr. Mello served as president and chief executive officer of Vivra Asthma & Allergy. From August 1994 to April 1998, Mr. Mello held various positions with MedPartners, Inc., including senior vice president/chief operating officer-southeastern region from March 1997 to April 1998. Prior to joining MedPartners, from 1984 to 1994 Mr. Mello was associated with KPMG LLP, where he became a partner in 1989.

Georgina Randolph became our senior vice president in December 2001 and prior to that, she served as our vice president beginning in October 1993. From June 1989 until joining us, Ms. Randolph served as nephrology program director for the University of California, San Diego Medical Center. From 1988 to 1989,

Ms. Randolph served as the director of north east operations for Renal Care Centers Corporation, which was acquired by Fresenius Medical Care Corporation in 1989.

Christopher J. Riopelle became our chief compliance officer in October 2005. From October 2003 until joining us, Mr. Riopelle served as senior vice president and chief compliance officer of Gambro Healthcare, Inc. which we acquired in October 2005. From June 2001 to October 2003, Mr. Riopelle served as chief privacy officer of Gambro Healthcare, Inc. From May 1999 to June 2001, Mr. Riopelle worked in the healthcare consulting practice of PricewaterhouseCoopers, LLP. From August 1995 until joining PricewaterhouseCoopers, Mr. Riopelle held a variety of positions, including director, administrative services, at GeriMed of America, Inc., a privately-held physician practice management and medical management company.

Javier Rodriguez became our senior vice president in 2006. From 2004 to 2006, Mr. Rodriguez served as our vice president of operations. From 2000 to 2003, Mr. Rodriguez served as our vice president of payor contracting. From 1998 to 2000, Mr. Rodriguez served with the company in various other director positions.

Joseph Schohl became our vice president, general counsel and secretary in November 2004. From 1998 until joining us, Mr. Schohl served as legal counsel to Baxter International Inc., a global medical products and services company. From January 2004 until joining us, Mr. Schohl was corporate counsel with Baxter’s BioScience Business and Transactions Group. From 2001 through 2003, Mr. Schohl served as corporate counsel to Baxter’s Transfusion Therapies Business, and from 1998 to 2001, Mr. Schohl was corporate counsel with Baxter’s Corporate Secretary Group. Prior to joining Baxter, he was an attorney at the law firms of Sidley Austin LLP and Milbank, Tweed, Hadley & McCloy.

Thomas O. Usilton, Jr. became our senior vice president in April 2006 and prior to that, he served as our group vice president beginning in August 2004. From February 2000 until joining us, Mr. Usilton served as president and chief executive officer of Digital Insurance Inc., a leading health and welfare brokerage and services company. From 1995 until founding Digital Insurance Inc. in 2000, Mr. Usilton was senior vice president of Vivra Specialty Partners, a national physicians practice management company. Prior to joining Vivra Specialty Partners, Mr. Usilton served as president and chief executive officer of Premier Asthma and Allergy, a disease management company specializing in asthma management. From 1986 to 1987, Mr. Usilton was general manager and executive vice president of CIGNA Corporation. Prior to his employment with CIGNA Corporation, from 1978 to 1985, he served as executive vice president for Health America Inc., a national leader in the Health Maintenance Organization medical insurance field.

Richard K. Whitney joined the company in February 2008 as an employee and became our chief financial officer in March 2008. Mr. Whitney serves in this capacity with the company on a part-time basis. Since December 2005, Mr. Whitney was the founder and serves as a managing member of Whitney Capital, LLC, a private equity investment firm which invests primarily in healthcare services and products companies. Since December 2006, Mr. Whitney has served as a venture partner of New Enterprise Associates, a venture capital firm. From February 2005 to January 2006, Mr. Whitney served as Chairman of the Board of Specialty Laboratories, Inc., a reference laboratory services company, and as a director of Specialty Laboratories, Inc. from September 2004 to January 2006. From February 2000 to February 2004, Mr. Whitney served as our chief financial officer.

None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2007, except that an amended Initial Statement of Beneficial Ownership of Securities on Form 3 for Mr. Rodriguez was filed late, a Statement of Changes of Beneficial Ownership of Securities on Form 4 for Mr. Valine was filed late and an Annual Statement of Beneficial Ownership of Securities on Form 5 for Mr. Nehra reported a transaction which was not timely disclosed.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans and agreements as of December 31, 2007, including the 1994 Equity Compensation Plan, the 1995 Equity Compensation Plan, the 1997 Equity Compensation Plan, the 1999 Equity Compensation Plan, the 1999 Non-Executive Officer and Non-Director Equity Compensation Plan, the Special Purpose Option Plan (RTC Plan), the 2002 Equity Compensation Plan, the Employee Stock Purchase Plan and the deferred stock unit agreements. The material terms of each of these plans and agreements are described in the notes to the December 31, 2007 consolidated financial statements, which are part of our Annual Report on Form 10-K for the year ended December 31, 2007. Each of these plans was approved by our stockholders, other than the 1999 Non-Executive Officer and Non-Director Equity Compensation Plan and the deferred stock unit agreements, which were not required to be approved by our stockholders.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity compensation plans approved by stockholders	10,573,588	$45.81	12,101,429	22,675,017
Equity compensation plans not requiring stockholder approval	333,287	$19.68	305,274	638,561

Total	10,906,875	$45.02	12,406,703	23,313,578

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Executive Compensation Programs

Our stated mission is to be the provider, partner and employer of choice. We design our compensation programs for executive officers to attract and retain outstanding leaders who possess the skills and talent necessary to achieve our business goals and to uphold our mission and values. We also believe that our compensation programs should align executive compensation with the annual and long-term goals of the company by ensuring that compensation paid to executive officers is tied to clinical, financial and operational performance. To this end, our compensation programs emphasize variable compensation. Ultimately, our objective is to employ and retain executives who are able to achieve clinical and operational success which is in the best interests of our patients, our physicians, our teammates and our stockholders. The following fundamental principles guide the design and implementation of our compensation programs for our chief executive officer, our chief financial officer, those individuals acting as our chief financial officer during 2007 and our three most highly compensated executive officers other than our chief executive officer, chief financial officer and those individuals acting as our chief financial officer during 2007 (each, a “named executive officer”).

Our compensation programs should enable us to attract and retain outstanding executives. We believe it is in the best interests of our stockholders to attract and retain talented leaders. In order to attract and retain executives who are not only outstanding leaders but who also embody our mission and values, we strive to provide compensation that is fair and in the best interests of our stockholders but also sufficient to achieve our recruitment and retention objectives. When recruiting new executives, the Compensation Committee and our chief executive officer evaluate the comparative compensation of executives within the company with similar levels of responsibility, prior experience of the executive and expected contributions to company performance. Thereafter, each executive’s compensation is reviewed annually by the Compensation Committee and chief executive officer and considered for adjustment based on performance and other factors.

Compensation should relate to the overall performance of the company as well as to variables over which the named executive officer has direct influence. When determining compensation for our named executive officers, we attempt to relate compensation to the overall clinical and financial performance of the company as well as to variables over which the named executive officer has direct influence. We believe that our senior executives have the ability to significantly influence overall company policies and objectives and should be accountable for the overall performance of the company. We also hold named executive officers accountable for variables over which the named executive officer has direct influence in order to reward outstanding individual performance and measurable contribution to the company’s performance. We implement this objective by delivering a significant portion of total compensation through variable compensation determined based on company and individual performance.

A significant portion of executive compensation should be delivered in the form of stock-based awards. We believe that awards in the form of equity can serve to align the interests of our executives with the interests of our stockholders. A primary objective of our executive compensation programs is to provide a significant portion of compensation in the form of stock-based awards. Stock-based compensation creates an incentive for the named executive officer to contribute to the overall performance of the company and to take actions that result in the creation of long-term stockholder value. In addition to delivering a large portion of compensation through stock-based awards, we also maintain a Management Share Ownership Policy which ensures that our executives retain a portion of shares owned directly or vested but unexercised equity awards and accumulate a meaningful ownership stake in the company over time. To vest in stock-based awards, the named executive officers must remain employed for a multi-year period, typically over four years, to earn the full benefit of the award. The extended vesting schedule and the Management Share Ownership Policy work in tandem to reinforce a culture in which the company’s long-term success takes precedence over volatile and unsustainable short-term results.

Implementation of Our Executive Compensation Programs

We compensate our named executive officers through a mix of base salary, bonus and stock-based compensation based on an overall assessment of individual and company performance rather than relying solely on compensation tied to strict performance metrics. We believe that maintaining flexibility in our compensation programs is the most effective way to attract and retain outstanding executives and to incentivize those executives to achieve high levels of individual performance as well as overall company performance. We do not utilize a formulaic approach to compensation and instead attempt to award compensation that will incentivize our executives to create significant wealth for the company and its stockholders on a long-term basis. We design our compensation programs to permit individuals that have performed well in creating significant long-term value for the company and its stockholders to share in the value generated and to incentivize our high performing executives to remain with the company long term. When evaluating performance, we base compensation decisions on a subjective assessment of company and individual performance during the measurement period, taking individual accomplishments into consideration in light of the totality of circumstances together with individual potential to contribute to the company’s future growth. As stated above, we believe that each of our senior executives has the ability to influence company policies and objectives and should be accountable for the overall performance of the company.

When determining annual compensation for our named executive officers, the Compensation Committee works closely with our chief executive officer to review named executive officer performance and determine named executive officer compensation for the year. At the beginning of each year, our chief executive officer reviews with the Compensation Committee his assessment of the performance of each of the other named executive officers during the year based on his personal experience with each named executive officer, the achievement of success in areas determined to be significant to the company, and changes in responsibility levels. The Compensation Committee also considers performance discussions that have taken place during the year regarding the named executive officers at the Board of Directors and Compensation Committee level, retention objectives and the future growth potential of the individual executive. Our chief executive officer recommends to the Compensation Committee the mix of cash and stock-based compensation for each of the named executive officers, or in the case of our chief operating officer, a range for each element, based on his assessment of overall performance by each named executive officer. The Compensation Committee considers the recommendations made by the chief executive officer regarding the other named executive officers but retains the discretion to deviate from the recommendations provided. For 2007, the Compensation Committee did not refer to a recommended range of compensation from our chief executive officer when determining the compensation for our chief operating officer. Neither the chief executive officer nor other members of management provide a recommendation to the Compensation Committee with regard to the chief executive officer’s compensation.

The Compensation Committee meets each year to evaluate our chief executive officer’s performance concurrent with the determination of the compensation of the other named executive officers. When evaluating the compensation of our chief executive officer, the Compensation Committee engages an outside consultant to conduct an analysis of his performance as a manager during the year. This evaluation involves a rigorous assessment of our chief executive officer’s performance by members of the senior management team. The results of this assessment are reviewed by the Board of Directors and the Compensation Committee. A self-assessment is also prepared by our chief executive officer. As part of his self-assessment, our chief executive officer reviews with the Compensation Committee the overall annual management objectives of the company and his engagement in the attainment or shortfall of such objectives. The Compensation Committee considers overall company performance when assessing Mr. Thiry’s performance but does not rely on the achievement of specific objectives to determine Mr. Thiry’s compensation. The results of these performance analyses are compared to the results of prior analyses to measure our chief executive officer’s leadership development. The Compensation Committee also considers the compensation practices and programs of the company’s identified peer companies when determining the mix of cash and stock-based compensation to award to our chief executive officer, as described below. The compensation package for our chief executive officer is approved by the Compensation Committee, subject to ratification by the independent members of the Board of Directors.

When determining the elements and amounts of compensation awarded to our named executive officers, the Compensation Committee takes into consideration a number of factors, including individual performance, overall financial and non-financial performance of the company for the fiscal year, individual skill sets and experience relative to industry peers, readiness for promotion to a higher level, past and expected future performance, the importance and difficulty of achieving future objectives, the value of each executive’s outstanding equity awards, aggregate historical compensation, levels of responsibility and performance relative to other executives within the company, importance to the company and difficulty of replacement. The company financial and non-financial objectives may include one or more of the following:

•

overall revenue growth, which includes increases in our dialysis revenue per treatment and in our treatment volume, market share increases, improvements in cost per treatment, operating income growth, operating margin growth, increases in earnings per share and improvement in the company’s debt to equity ratio,

•	patient growth,

•	patient clinical outcomes and improvements in quality of patient care,

•	selection and implementation of improved financial, operating and clinical information systems,

•	management performance in attracting and retaining high-performing teammates throughout our organization and succession planning,

•	implementation of successful public policy efforts, and

•	advancement of strategic business initiatives supporting our mission to be the provider, partner and employer of choice.

The Compensation Committee considers the foregoing items subjectively; there is no formal weighting of the individual elements considered; and no particular elements are required to be considered with respect to a given individual or in any particular year. The Compensation Committee also considers the compensation of similarly situated executives at peer companies but does not place significant weight on peer group data. In 2008, the Compensation Committee considered the compensation practices of the following companies for purposes of reviewing and establishing bonus compensation for 2007 performance as well as salary, stock-based and other compensation for 2008: Apria Healthcare Group Inc., Express Scripts, Inc., Health Management Associates, Inc., Laboratory Corporation of America Holdings, Lincare Holdings Inc., Medco Health Solutions, Inc., Omnicare, Inc., Pediatrix Medical Group, Inc., Quest Diagnostics Incorporated, Universal Health Services, Inc. and WebMD Health Corp. The Compensation Committee uses this comparative data as a point of reference for measurement and as one of many factors considered to establish the compensation for our named executive officers.

Elements of Our Compensation Programs

Our compensation programs are comprised of the following elements:

Stock-based compensation. Total direct compensation to our named executive officers is weighted heavily in favor of stock-based awards over cash compensation. While we emphasize stock-based compensation, we do not designate a target percentage of total compensation as stock-based and instead maintain flexibility to use our judgment to respond to changes in named executive officer and company performance and related objectives. This approach creates commonality of interest between the named executive officers and our stockholders and helps ensure that the named executive officers are held accountable for changes in stockholder value. Grants of stock-based awards also serve as an important tool for attracting and retaining our named executive officers. The majority of our grants of stock-based awards vest solely based on the passage of time, and vesting is contingent upon continued employment with us.

Stock-based awards to named executive officers are made pursuant to our Equity Compensation Plan. The Equity Compensation Plan permits the issuance of stock options, stock appreciation rights (“SARs”), restricted stock units and other forms of stock-based awards. The majority of our stock based awards to named executive officers are in the form of stock options or stock settled stock appreciation rights (“SSARs”) which only derive value if the market value of our common stock increases. The Compensation Committee considers various factors when making award decisions, including performance, the significance of performance achievements, retention objectives, the value of each executive’s outstanding equity awards, and the practices of the company’s identified peer group companies. Each year, the Compensation Committee recommends to the full Board of Directors an aggregate equity award pool that will be available for grants to all eligible recipients of stock-based awards. The Compensation Committee may also recommend the establishment of special purpose share budgets for proposed interim grants. After considering such recommendations, the Board of Directors approves a budget and delegates authority to the Compensation Committee, and in limited cases to the chief executive officer, to make grants to executive officers and other teammates within the authorized budget.

A substantial portion of the stock-based awards that are granted to our named executive officers are generally made as part of a broad grant to teammates which occurs annually (typically in the first half of the year). Discretionary interim grants to our named executive officers and teammates may be made during the year to address special circumstances, such as retention concerns, promotions and special performance recognition awards and new hire awards. The timing of the annual grants is generally dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation, and the timing of the interim grants depend upon individual circumstances. We do not have any program, plan or practice to time interim awards in coordination with the release of material non-public information, and under the terms of the Equity Compensation Plan awards are granted with an exercise or base price equal to the closing price of our common stock on the date of grant. However, it is possible that awards may be granted at times when the company is in possession of material non-public information.

The Compensation Committee reviews with our chief executive officer the annual grant recommendations for named executive officers (other than our chief operating officer) and other teammates in advance of the grant date. Based on these discussions, our chief executive officer provides final grant recommendations to the Compensation Committee for approval within approximately thirty days after the initial meeting with the Compensation Committee. The grant date is the date of approval of the awards by our Compensation Committee or the Board of Directors. Interim discretionary grants are recommended by our chief executive officer and management and reviewed by the Compensation Committee as a part of mid-year performance evaluations, special projects participation and other factors. The Board of Directors has delegated the authority to our chief executive officer, chief operating officer and chief financial officer to grant a limited number of stock-based awards to teammates, other than our named executive officers, between meetings of the Board of Directors in accordance with guidelines established by the Compensation Committee. All interim awards have a grant date of the date of approval by the Compensation Committee, the Board of Directors or pursuant to delegated authority, as applicable.

Stock Options, Stock Appreciation Rights and Restricted Stock Units. Since July 2006, we have primarily issued SSARs in lieu of stock options. The economic value and tax and accounting treatment of SSARs are comparable to those of stock options, but SSARs are less dilutive to our stockholders because only shares with a total value equal to the grantee’s gain (the difference between the fair market value of the base shares and their base price) are ultimately issued. Stock options and SSARs are granted with an exercise or base price equal to the closing price of our common stock on the date of grant and vest based on the passage of time. Awards of SSARs and stock options generally vest 25% after 12 months, 8.33% at the 20th month and 8.33% every four months thereafter until fully vested, although alternative vesting schedules may be designated with reference to retention concerns, the future timing of value expected to vest from prior awards and other factors. From time to time, we also award restricted stock units to our named executive officers as part of our compensation program. We award restricted stock units because full value share awards can more closely align the interests of executives with stockholder interests by providing better parity between total stockholder returns and the executive’s gains or losses on the awards than is achievable with stock options or SSARs. Restricted stock units granted under the Equity Compensation Plan vest with the passage of time over a period of three years or more generally at a rate of 33.33% after 36 months and 11.11% every four months thereafter until fully vested, although the Compensation Committee may approve alternative vesting schedules based on performance and other retention related factors. We currently do not award other forms of stock-based awards to teammates.

Management Share Ownership Policy. We have a share ownership policy which applies to all members of our management team at the vice president level and above. The management share ownership policy is similar to our share ownership policy which applies to all non-management members of our Board of Directors as described on page 10 of this proxy statement. The purpose of the policy is to ensure that our senior management team has an ownership stake in the company by retaining a specified number of shares of our common stock. Failure to meet the share ownership guidelines is an important factor considered in future compensation and management responsibility decisions. Both shares owned directly and shares underlying vested but unexercised stock options, SSARs and restricted stock units are included in the determination of whether the share ownership guidelines are met. The total net realizable share value retained must have a current market value of not less than the lower of 25% of the total equity award value realized by the executive to date in excess of $100,000; or a specific multiple of the executive’s base salary. The salary multiple requirement is 5.0 for Mr. Thiry, 3.0 for Mr. Mello, Mr. Usilton and our chief financial officer and 2.0 for the remaining named executive officers. As of December 31, 2007, all of our named executive officers were in compliance with the management share ownership guidelines.

Cash Compensation. Cash compensation is paid to our named executive officers in the form of salary and discretionary performance bonuses or in the case of certain executive officers designated by the Compensation Committee, under our performance-based Executive Incentive Plan. The components comprising the cash portion of total compensation are described below.

Salary. Salary is included in the compensation of our named executive officers because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Salaries are initially established at levels necessary to enable us to attract and retain highly qualified executives with reference to comparative pay within the company for executives with similar levels of responsibility, prior experience of the executive and expected contributions to company performance. We do not guarantee salary adjustments on a yearly basis and the Compensation Committee considers adjustments to salary as part of the overall compensation assessment for our named executive officers.

Discretionary Performance Bonus. Our named executive officers are eligible for an annual discretionary cash performance bonus or, for certain executives, a performance bonus under our Executive Incentive Plan. We believe that cash bonuses based on performance provide an incentive to consistently excel on an individual level as well as to contribute to the overall performance of the company. Our chief executive officer recommends to the Compensation Committee the performance bonus amount for named executive officers, or a bonus range in the case of our chief operating officer, and the final performance bonus amounts are reviewed and sometimes adjusted in consultation with our chief executive officer, prior to approval by the Compensation Committee. For 2007, the Compensation Committee did not refer to a recommended performance bonus range from our chief executive officer when determining our chief operating officer’s performance bonus amount. The Compensation Committee determines the performance bonus amount for our chief executive officer and chief operating officer without recommendations from management. Performance bonus amounts are determined with reference to performance and other factors. The annual performance bonuses to our chief executive officer and our chief operating officer are typically paid under the company’s Executive Incentive Plan described below. From time to time, we also make bonus opportunities available to our named executive officers for highly difficult and significant value-added achievements in the form of “touchdown” bonuses or “spot” bonuses. In the case of touchdown bonuses, our chief executive officer identifies participants for these bonuses and establishes measurable goals in consultation with the Compensation Committee or the Chairman of the Compensation Committee and with input from the participating named executive officer. Touchdown bonuses generally do not qualify as performance-based compensation pursuant to Section 162(m) of the Internal Revenue Code. In the

case of spot bonuses, our chief executive officer identifies individuals who have demonstrated performance above and beyond their normal duties resulting in a significant achievement. Our chief executive officer uses his discretion when determining the amount of the award and considers the significance of the accomplishment, the individual’s current and prior compensation and other factors.

Executive Incentive Plan. We also maintain an Executive Incentive Plan, in which our chief executive officer and other senior executives selected by the Compensation Committee may participate. The Executive Incentive Plan is structured to satisfy the requirements of Section 162(m) of the Internal Revenue Code as described below, and individuals expected to receive compensation in excess of certain levels specified by Section 162(m) are selected to participate. Awards under the plan are made in cash or restricted stock units up to an annual maximum of $10 million per executive. When identifying potential participants for the plan, the Compensation Committee considers the projected total compensation for the eligible executive and the likelihood that such compensation will exceed $1 million for any one calendar year. The Compensation Committee has historically established an operating income target as the performance measure for participants in the Executive Incentive Plan. The Compensation Committee selected operating income as the relevant performance target because they believe that operating income provides the best measurement of our operating results and is a key measure of the financial strength and stability of our company and can also be consistently measured against the operating results of other companies in our industry and by our stockholders.

For 2007, the Compensation Committee established a calendar year operating income target of not less than $608 million as the performance goal and selected the chief executive officer and chief operating officer as eligible participants. The Compensation Committee considered the company’s estimates of 2007 budgeted operating income, as approved by the Board of Directors, when this target was established and attempted to establish a performance target at a level that would merit payment of a performance bonus under the Executive Incentive Plan. The Compensation Committee established a potential award amount of up to the maximum allowed by the Executive Incentive Plan for each participant to provide the Compensation Committee with the ability to apply only negative discretion in determining incentive compensation, as required for compliance with Internal Revenue Code section 162(m). See “Section 162(m)” below. The company achieved operating income of $800 million, excluding pre-tax gains from insurance settlements and a pre-tax valuation gain, which exceeded the 2007 goal. The Compensation Committee awarded performance bonuses to our chief executive officer and our chief operating officer for 2007 in amounts below the maximum allowed by the Executive Incentive Plan. Factors considered by the Compensation Committee in the application of negative discretion included, among other things, the company’s performance against financial objectives, clinical performance objectives, compliance program objectives, development and acquisition objectives, succession planning and organizational capability, stock price performance and the overall assessment of the eligible executive’s performance in 2007. The award of amounts below the maximum amounts was not a negative reflection on the performance of our chief executive officer or our chief operating officer. If the Compensation Committee were to have both negative and positive discretion over the bonus amounts, such amounts would not qualify for the Section 162(m) tax deduction.

Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1,000,000 paid to our chief executive officer or any of the other four most highly compensated executive officers at the end of our fiscal year will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m) for performance-based compensation. We attempt to structure our compensation programs such that compensation paid will be tax deductible by our company whenever possible. However, the deductibility of some types of payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control can also affect the deductibility of compensation. Our Executive Incentive Plan described above is structured to satisfy the requirements of Section 162(m).

Personal Benefits and Perquisites. As described above, our compensation programs for named executive officers emphasize compensation based on performance and compensation which serves to align our named executive officers’ interests with those of our stockholders. As a result, the Compensation Committee has determined that the company should provide few perquisites to named executive officers. The perquisites and personal benefits that we do provide support important attraction and retention objectives. We also consider the extent to which the perquisite or benefit provided serves to enhance the performance of our executives in light of the demands on our named executive officers’ time. As a result, the primary perquisite provided to named executive officers is use of a leased or chartered aircraft. The perquisites and personal benefits available to our named executive officers are reviewed annually by the Compensation Committee.

The Compensation Committee has authorized the use of a leased or chartered aircraft for personal use by certain of our named executive officers. One of the Compensation Committee’s objectives is to ensure that our named executive officers are afforded adequate flexibility to allow for sufficient personal time in light of the significant demands of the company. The Compensation Committee believes that the provision of aircraft usage provides our named executive officers with the opportunity to use their time more efficiently in light of their demanding travel schedules primarily related to the geographic dispersion of the company’s operations and the significant demands on their time. Our chief executive officer is authorized by the Compensation Committee to use a leased or chartered aircraft for business purposes, for long-distance commuting and for a fixed number of hours per year for personal use. The Compensation Committee makes this benefit available to Mr. Thiry in lieu of additional cash compensation which would otherwise be increased in the absence of this benefit. Mr. Thiry resides in northern California and primarily works from northern California when he is not otherwise traveling. However, when Mr. Thiry travels to our executive offices in El Segundo, California for business purposes, we have treated these trips as long-distance commuting and the value of such services is included in Mr. Thiry’s personal income as required by applicable tax regulations. In 2007, Mr. Thiry’s use of an aircraft for long-distance commuting represented approximately 52% of the total number of hours the aircraft was used for personal use by Mr. Thiry (including long-distance commuting). When determining the characterization of trips that include a personal component, various factors are considered, including the primary reason for the trip, the importance and necessity of the business component and the materiality of the personal component. The Compensation Committee approves a fixed number of hours for personal use each year as part of Mr. Thiry’s aggregate compensation package and unused hours from the prior year are available for use the following year. When determining the number of hours of personal use of aircraft to award, the Compensation Committee takes into consideration Mr. Thiry’s overall compensation package. If Mr. Thiry were to exceed the fixed number of hours for personal use that is unrelated to business or long-distance commuting in a given year, the excess hours of personal use would offset the number of hours approved by the Compensation Committee the following year for personal use or Mr. Thiry would be required to compensate the company directly, although historically he has not exceeded the hours authorized for personal use. The chairman of the Compensation Committee reviews all use of the aircraft annually, including detailed passenger logs, for business and personal use, if applicable, with special attention to mixed business and personal use and required reimbursements to the company.

We also provide use of a corporate residential property which is rented by the Company and located in close proximity to our corporate headquarters. The corporate residential rental property is generally available to teammates at the manager level and above for business travel purposes, as temporary housing during an executive relocation and for other personal use as approved by the company. Use of the corporate residential rental property by Mr. Thiry is generally treated as a commuting expense and the value of this benefit is included in Mr. Thiry’s personal income as required by applicable tax regulations. In 2007, the use of the corporate residential rental property by Mr. Thiry represented approximately 17% of all use of the corporate residential rental property by teammates, including shared occupancy of the corporate residential rental property by Mr. Thiry and other teammates. All teammates, including our named executive officers, using the corporate residential rental property for personal use are required to reimburse the company a fixed amount to cover incremental expense to the company.

Deferred Compensation Programs. Our deferred compensation programs permit certain teammates, including our named executive officers, to defer compensation at the election of the participant or at the election of the company. We maintain a Voluntary Deferral Plan which allows certain teammates, including our named executive officers, to defer a percentage of salary, bonus and other compensation as identified by the company. We also maintain a Deferred Bonus Plan which permits us to award deferred compensation which vests over time and serves as a retention tool for named executive officers by providing an incentive for the named executive officer to remain with the company to receive such awards. See “2007 Pension Benefits” beginning on page 38 of this proxy statement for a discussion of the deferred compensation benefits provided to our named executive officers.

Pension Plans. We do not maintain a defined benefit pension plan for any of our teammates, including our named executive officers. We believe that significant stock-based awards to our named executive officers have the potential to provide cash compensation that is comparable to amounts that could otherwise be awarded under a pension plan. We believe that equity compensation tied to the performance of the company’s stock provides a greater performance incentive for our named executive officers than we would otherwise achieve through pension plan benefits while still serving as an effective retention incentive.

Severance and Change of Control Arrangements. We have entered into employment agreements with each of our named executive officers, other than Mr. Rodriguez, which provide for severance benefits in the event of termination in certain circumstances, including, with respect to certain named executive officers, the departure of the named executive officer following a change of control of our company. Each agreement is individually negotiated and the terms vary. When entering into employment agreements with our named executive officers, we attempt to provide severance and change of control benefits which strike a balance between providing sufficient protections for the named executive officer while still providing post-termination compensation that is fair to the company and our stockholders. We have also adopted the DaVita Inc. Severance Plan, or the DaVita Severance Plan, which provides for severance benefits for our vice presidents and directors in the event of termination in certain circumstances. See “Potential Payments Upon Termination or Change of Control” beginning on page 39 of this proxy statement for a description of the severance and change of control arrangements set forth in our employment agreements with the named executive officers and the DaVita Severance Plan.

In addition, our stock-based award agreements provide for accelerated vesting of stock-based awards in certain circumstances following a change of control. The terms of individual agreements vary but under our current stock-based award agreements accelerated vesting of stock-based awards is generally triggered when a change of control event occurs and either the acquiring entity fails to assume, convert or replace the stock-based award or the grantee’s employment is terminated within the twenty four-month period following a change of control. For stock-based award agreements entered into prior to October 2006, accelerated vesting of stock-based awards is triggered when a change of control event occurs. Our stock-based award agreements further provide that a change of control shall not be deemed to have occurred if the person acting as chief executive officer for the six months prior to such transaction becomes the chief executive officer or executive chairman of the board of directors of the acquiring entity and remains in such position for at least one year following the transaction and a majority of the acquiror’s board of directors immediately after such transaction consists of persons who were directors of the company immediately prior to such transaction. The additional change of control provisions in our stock-based award agreements further serve to secure the continued employment and commitment of our named executive officers prior to or following a change of control. See “Potential Payments Upon Termination or Change of Control” beginning on page 39 of this proxy statement for more information regarding accelerated vesting under our stock-based award agreements.

Compensation for Named Executive Officers for 2007

As described above, the primary elements of compensation for our named executive officers consist of base salary, bonus and stock-based compensation awarded based on an overall assessment of individual and company performance. Differences in total annual compensation levels among the named executive officers are based on their individual roles and responsibilities within the company and their individual performance. The compensation paid to our named executive officers for 2007 reflects the overall financial and non-financial performance of the company and its long-term strategic positioning, as well as the individual performance of our named executive officers. Consistent with its objective of awarding a significant portion of compensation in the form of stock-based awards and to achieve its retention objectives with respect to high performing executives, the Compensation Committee awarded greater levels of stock-based compensation in 2008 than in prior years. The Compensation Committee used its judgment in awarding compensation to our named executive officers in accordance with the overall objectives of the company’s compensation programs.

When establishing the compensation for our named executive officers for 2007, the Compensation Committee evaluated the company’s overall non-financial performance with respect to clinical outcomes and quality of patient care, patient growth, market share growth, public policy efforts, the development of new clinical paradigms, management development and succession planning, the company’s relationships with commercial payors, and programs with physicians. The Compensation Committee also gave significant weight to the company’s financial performance, noting that the company exceeded its 2007 internal objectives for operating income, operating margin and earnings per share, and improved its debt to equity ratio. The Compensation Committee considered each named executive officer’s involvement in the achievement of each performance element. For 2007, the Compensation Committee also placed significant emphasis on the company’s retention objectives when determining the compensation packages for our named executive officers.

Chief Executive Officer and Chief Operating Officer Compensation. In determining the 2007 compensation for our chief executive officer and our chief operating officer, the Compensation Committee placed greater emphasis on their involvement in the company’s performance in the following financial and non-financial areas:

•	cash flow, volume growth, relative stock performance and center growth,

•	continuing improvements in the company’s clinical outcomes and quality of patient care,

•

the completion of the integration of DVA Renal Healthcare, Inc. (formerly known as Gambro Healthcare, Inc.) into the company’s operations, including the integration of the operations, financial reporting and clinical and billing technology systems,

•	the company’s organizational performance,

•	management recruitment, retention and succession planning,

•	enhancement of the company’s strategic business initiatives and additional proposed strategic initiatives, and

•	the sustainability of the company’s adherence to its long term mission and values.

Chief Executive Officer. With respect to our chief executive officer, the Compensation Committee conducted a rigorous assessment of Mr. Thiry’s performance in these areas and others and determined that Mr. Thiry’s performance in 2007 was reflected in the financial and non-financial performance of the company. As part of the assessment, the Compensation Committee also considered Mr. Thiry’s accomplishments in non-financial areas that the Compensation Committee determined provided increased value to the company in 2007 and which are important to the continued success of the company, including Mr. Thiry’s involvement in public policy efforts which promote the interests of the dialysis industry as a whole as well as company specific initiatives, Mr. Thiry’s working relationship with the Board of Directors and involvement with the recruitment of new directors, the company’s efforts with respect to commercial payor matters and Mr. Thiry’s efforts in leadership development, management recruitment and succession planning. In 2007, Mr. Thiry’s salary was $950,000. When considering Mr. Thiry’s performance in light of these accomplishments, the Compensation Committee increased Mr. Thiry’s base salary for 2008 to $1,050,000. The Compensation Committee awarded Mr. Thiry a performance bonus in the amount of $2,100,000 under the Executive Incentive Plan for his performance in 2007. The performance bonus awarded reflects the company’s performance in 2007 and Mr. Thiry’s contributions to the company’s performance and long-term strategic positioning of the company, as well as his individual performance.

In 2008, the Compensation Committee awarded Mr. Thiry 750,000 SSARs for 2007 performance, which award vests at the company’s standard vesting schedule of 25% at the end of the 12th month following the grant date and 8.33% at the end of the 20th month following the grant date and every four months thereafter. In addition to the factors described above, the Compensation Committee placed significant emphasis on long-term retention objectives for Mr. Thiry and the Compensation Committee’s objective to create long-term incentives through significant equity grants. The Compensation Committee also considered the value of Mr. Thiry’s outstanding equity awards and overall individual performance when establishing this award.

For 2007, the Compensation Committee increased the fixed number of hours of personal use of an aircraft leased or chartered by the company that Mr. Thiry was entitled to during 2007 from 35 hours to 42 hours. The Compensation Committee further increased the number of fixed hours available to our chief executive officer in 2008 from 42 to 50 hours. When establishing the number of hours to award for the year, the Compensation Committee considered the overall travel burdens required by his position and the relationship between business and non-business travel for our chief executive officer for the year, as well as his overall compensation package.

Chief Operating Officer. In determining the compensation for Mr. Mello, the Compensation Committee considered the financial and non-financial performance indicators described above as well as Mr. Mello’s individual performance, including in particular Mr. Mello’s integration efforts related to DVA Renal Healthcare, Inc. and the implementation of productivity improvement initiatives. In 2007, Mr. Mello’s salary was $700,000. The Compensation Committee increased Mr. Mello’s base salary for 2008 to $800,000. Mr. Mello was awarded a performance bonus in the amount of $1,400,000 under the Executive Incentive Plan. In addition, Mr. Mello was awarded 10 hours of personal use of an aircraft leased or chartered by the company for use in 2008.

In 2008, Mr. Mello was awarded 300,000 SSARs which award vests at the company’s standard vesting schedule of 25% at the end of the 12th month following the grant date and 8.33% at the end of the 20th month following the grant date and every four months thereafter. In addition to the factors described above, the Compensation Committee placed significant emphasis on long-term retention objectives for Mr. Mello and the Compensation Committee’s objective to create long-term incentives through significant equity grants. The Compensation Committee considered the value of Mr. Mello’s outstanding equity awards and overall individual performance when establishing this award.

Additional Named Executive Officer Compensation. For the additional named executive officers, the Compensation Committee awarded compensation consistent with its goal of rewarding performance. Each additional named executive officer’s performance was reviewed by the Compensation Committee and determined to have directly contributed to the company’s 2007 financial results and overall performance. The Compensation Committee considered each named executive officer’s performance with particular emphasis on operating performance, management development, succession planning, performance in line with the company’s mission and values and the named executive officer’s overall relationship with the company. The Compensation Committee met with our chief executive officer to review the individual performance of the named executive officers and our chief executive officer made recommendations with respect to the cash bonuses to be awarded to each of Messrs. Harrison, Hilger, Rodriguez and Usilton. The Compensation Committee reviews the base salaries of the named executive officers periodically based on recommendations made by our chief executive officer. In 2008, Mr. Hilger’s salary was increased from $200,000 to $220,000 and Mr. Rodriguez’s salary was increased from $300,000 to $550,000. The increases in base salary for each of Mr. Hilger and Mr. Rodriguez were determined based on individual performance and with reference to the compensation levels of other comparable executive teammates within the company. With respect to Mr. Rodriguez, additional consideration was given to the significant increase in responsibilities assumed by Mr. Rodriguez.

Mr. Hilger received a spot bonus in the amount of $75,000 for his contributions to the integration of DVA Renal Healthcare, Inc. Our chief executive officer determined the amount of the spot bonus in his discretion. Mr. Hilger received a deferred performance bonus in the amount of $100,000, payable in June 2009, related to his performance in 2007. Mr. Hilger also received a deferred bonus in the amount of $27,522, payable in March 2009 under the company’s Deferred Bonus Plan, related to a company program available to a broad group of teammates which provided for the allocation of a portion of discretionary performance bonus potential for performance in 2007 and prior. The other named executive officers were not eligible to participate in this program. When awarding Mr. Hilger’s discretionary performance bonus for 2007, the Compensation Committee considered his overall performance in 2007.

In 2007, Mr. Rodriguez received a spot bonus in the amount of $100,000 for his work related to managed care contracting. Our chief executive officer determined the amount of the spot bonus in consultation with the Compensation Committee. Mr. Rodriguez also received a discretionary performance bonus for 2007 in the amount of $500,000. When awarding Mr. Rodriguez’s discretionary performance bonus for 2007, the Compensation Committee considered his overall performance in 2007, his increased level of responsibility and the intensity of those responsibilities, potential future contributions to the long-term development of the company and retention objectives.

When determining the discretionary performance bonus amount for Mr. Usilton, the Compensation Committee considered Mr. Usilton’s overall performance and contributions to company performance, as well as his successes in his primary areas of responsibility, including with respect to execution of significant transactions.

Mr. Harrison resigned from the company in November 2007 and received a discretionary performance bonus in the amount of $75,000 for his performance in 2007.

In 2007, Mr. Rodriguez and Mr. Usilton were each awarded six hours of personal use of an aircraft leased or chartered by the company for use in 2008 and Mr. Rodriguez was awarded 24 hours per year for business purposes to be used in 2007 and 2008. In 2008, Mr. Usilton is eligible to use 30 hours of an aircraft leased or chartered by the company for business purposes under the terms of his employment agreement. The Board and the Compensation Committee considered their significant travel schedules, their respective levels of responsibility with the company and their performance when awarding this compensation.

In 2008, Messrs. Hilger, Rodriguez and Usilton received awards of SSARs in the amounts of 40,000, 100,000, and 150,000, respectively. These awards vest 25% at the end of the 12th month following the grant date and 8.33% at the end of the 20th month following the grant date and 8.33% every four months thereafter. The Compensation Committee considered the value of the executive’s outstanding equity awards, retention objectives and overall individual performance in 2007 when establishing these awards.

The following table sets forth the compensation for our named executive officers for the fiscal year ended December 31, 2007.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)		Stock Awards (2) ($)		Option Awards (3) ($)	Non-Equity Incentive Plan Compen- sation (4) ($)	All Other Compen- sation (5) ($)	Total ($)
Kent J. Thiry	2007	$940,767	—	(6)	$263,294		$6,671,290	$2,100,000	$260,123	$10,235,474
Chairman of the Board and Chief Executive Officer	2006	$885,079	—	(6)	$434,698		$4,786,593	$1,800,000	$495,936	$8,402,306

Mark G. Harrison*	2007	$480,769	$106,250	(7)	($120,712	)(8)	$323,776	—	$72,387	$862,470
Former Chief Financial Officer	2006	$146,154	$192,000	(9)	$120,712		$144,174	—	$43,814	$646,854

James K. Hilger** Vice President and Controller	2007	$196,923	$265,522	(10)	—		$595,810	—	$227	$1,058,482

Joseph C. Mello	2007	$700,003	$2,500	(11)	$106,984		$3,020,984	$1,400,000	$5,623	$5,236,094
Chief Operating Officer	2006	$630,768	—	(11)	$185,360		$2,207,864	$1,200,000	$3,492	$4,227,484

Javier Rodriguez Senior Vice President	2007	$275,385	$602,500		$76,127		$1,589,463	—	$283	$2,543,758

Thomas O. Usilton, Jr.	2007	$378,840	$452,500		$94,666		$633,521	—	$3,771	$1,563,298
Senior Vice President	2006	$350,000	$500,000		$112,666		$303,713	—	$359	$1,266,738

*	Mr. Harrison was our chief financial officer from September 2006 to November 2007. Mr. Harrison resigned in November 2007.
**	Mr. Hilger was our acting chief financial officer from November 2007 through February 2008.
(1)

Bonuses are reported for the year with respect to which they were earned, regardless of when such bonuses are paid. Bonuses may be paid in cash, stock options, SARs, restricted stock units or a combination of cash, stock options, SARs and restricted stock units. The cash component of a bonus is included in this column; however, the cash component of any bonus awarded under our Executive Incentive Plan is included in the “Non-Equity Incentive Plan Compensation” column. In 2006 and 2007, bonuses were only paid in cash.

(2)

The amounts shown in this column reflect restricted stock unit awards. The amounts shown in this column are the amounts recognized for financial statement reporting purposes for such awards during 2006 and 2007 pursuant to the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from and does not reduce such amount. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

(3)

The amounts shown in this column are the amounts recognized for financial statement reporting purposes for stock options and SARs during 2006 and 2007 pursuant to FAS 123R, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from and does not reduce such amount. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

(4)

The amounts shown in this column constitute payments made under our Executive Incentive Plan. Under our Executive Incentive Plan, awards are reported for the year with respect to which they were earned, regardless of when the award is paid. Please see the “Narrative to the Summary Compensation Table and

Grants of Plan-Based Awards Table” below for a discussion of the performance criteria under the Executive Incentive Plan.
(5)

Amounts included in this column are set forth by category below. The amounts disclosed, other than corporate aircraft and corporate residential rental property usage, are the actual costs to the company of providing these benefits. Because both the corporate aircraft and the corporate residential rental property are used primarily for business purposes, we do not include in incremental cost the fixed costs that do not change based on usage. The incremental cost to us of personal use of an aircraft leased or chartered by us, including use for commuting, is calculated based on the variable operating costs related to the operation of the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, training, utilities, depreciation, management fees, taxes and general repairs and maintenance are excluded. The incremental cost to us of personal use of the corporate residential rental property, including for commuting purposes, is calculated based on the variable cost related to the maintenance of the property, which primarily includes the cleaning costs associated with each use of the property.

Name	Year	Corporate Aircraft Usage ($)	Corporate Residential Property Usage ($)	Temporary Living Reimbursement ($)		Severance Payments ($)	Tax Gross-ups ($)		Life Insurance Premiums ($)	Medical Insurance Cost Offset ($)	Total All Other Compensation ($)
Kent J. Thiry	2007	$259,481(a)	*	—		—	—		*	—	$260,123
	2006	$494,492(a)	*	—		—	—		*	*	$495,936
Mark G. Harrison	2007	—	*	$28,268	(b)	$19,231	$24,294	(c)	*	—	$72,387
	2006	—	*	$30,878	(d)	—	$12,566	(e)	*	—	$43,814
James K. Hilger	2007	—	—	—		—	—		*	—	$227
Joseph C. Mello	2007	$5,281	—	—		—	—		*	—	$5,623
	2006	$2,689	—	—		—	—		*	*	$3,492
Javier Rodriguez	2007	—	—	—		—	—		*	—	$283
Thomas O. Usilton, Jr.	2007	$3,429	—	—		—	—		*	—	$3,771
	2006	—	—	—		—	—		*	—	$359

*	Amount represents less than $1,000.
(a)

Mr. Thiry resides in northern California and primarily works from northern California when he is not otherwise traveling. However, when Mr. Thiry travels to our executive offices in El Segundo, California for business purposes, the company has treated these trips as long-distance commuting and the value of such services is included in Mr. Thiry’s personal income as required by applicable tax regulations. In 2007 and 2006, Mr. Thiry’s use of an aircraft for long-distance commuting represented approximately 52% and 59%, respectively, of the total number of hours the aircraft was used for personal use (including long-distance commuting). Separately, as part of his aggregate compensation package, personal use of an aircraft leased or chartered by us is available to Mr. Thiry for a fixed number of hours per year as authorized by the Compensation Committee. When determining the characterization of trips that include a personal component, various factors are considered, including the primary reason for the trip, the importance and necessity of the business component and the materiality of the personal component. In 2006, this amount included the incremental cost related to the use of a chartered aircraft, approved in advance by the chair of the Compensation Committee, for a personal trip where the original self-funded travel arrangements were irrevocably cancelled for a critical business purpose. If Mr. Thiry were to exceed the fixed number of hours for personal use that is unrelated to business or long-distance commuting in a given year, the excess hours of personal use would offset the number of hours approved by the Compensation Committee the following year for personal use or Mr. Thiry would be required to compensate us directly, although historically he has not exceeded the hours authorized for personal use.

(b)	This amount reflects reimbursement to Mr. Harrison for temporary living costs from January through November of 2007.
(c)	This amount reflects a tax gross-up for temporary living cost reimbursements and for a relocation bonus.

(d)	This amount reflects reimbursement to Mr. Harrison for temporary living costs from September through December of 2006.
(e)	This amount reflects a tax gross-up for temporary living cost reimbursements.
(6)	Mr. Thiry’s annual performance bonus was awarded under our Executive Incentive Plan and is included under the “Non-Equity Incentive Plan Compensation” column.
(7)	Includes $31,250 constituting the pro rata amount of a relocation bonus payable pursuant to the terms of Mr. Harrison’s employment agreement.
(8)	Mr. Harrison’s resignation resulted in a net forfeiture credit for 2007 as computed under FAS 123R.
(9)	Includes a starting bonus of $52,000.
(10)

This amount includes deferred bonuses earned in 2007 of $27,522 payable in March 2009 and $100,000 payable in June 2009, which payments are subject only to Mr. Hilger’s continued employment at that time. These amounts were paid by the company into a Deferred Bonus Plan account for the benefit of Mr. Hilger subsequent to December 31, 2007 and such amounts would immediately vest and become payable upon Mr. Hilger’s death or disability, a change in control of the company, which includes a change in ownership of the company, a change in effective control of the company and a change in the ownership of a substantial portion of the assets of the company, or Mr. Hilger’s termination in connection with a reduction in force, which is defined as the termination of two or more teammates at the same time in connection with the elimination of a department or a decrease in business.

(11)	Mr. Mello’s annual performance bonus awarded under our Executive Incentive Plan is included under the “Non-Equity Incentive Plan Compensation” column.

The following table sets forth information concerning awards made to each of the named executive officers under the company’s Executive Incentive Plan and equity compensation plans during 2007.

2007 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Target ($)	Maximum ($)
Kent J. Thiry	3/16/2007	$1,800,000	$10,000,000			600,000	(3)	$52.76	$7,980,000
Mark G. Harrison	3/14/2007					50,000	(3)	$52.12	$656,935
James K. Hilger	3/14/2007					30,000	(3)	$52.12	$394,161
	3/14/2007					80,000	(4)	$52.12	$1,221,232
Joseph C. Mello	3/16/2007	$1,200,000	$10,000,000			225,000	(3)	$52.76	$2,992,500
Javier Rodriguez	3/14/2007					60,000	(5)	$52.12	$853,782
	3/14/2007					100,000	(4)	$52.12	$1,526,540
	7/30/2007					150,000	(3)	$54.13	$2,059,920
	7/30/2007			15,000	(6)				$811,950
Thomas O. Usilton, Jr.	3/14/2007					65,000	(5)	$52.12	$924,931

(1)

The maximum amounts reported reflect the maximum potential bonus levels set by the Compensation Committee under the Executive Incentive Plan in 2007. Because the Compensation Committee does not set a target amount under the Executive Incentive Plan, under the rules of the SEC the target amounts reported are the cash bonus amounts earned by Mr. Thiry and Mr. Mello under the plan in 2006. In each case, the cash bonus amounts actually earned by Mr. Thiry and Mr. Mello in 2007 are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Please see the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” below for a discussion of the performance criteria under the Executive Incentive Plan.

(2)

These amounts are the aggregate grant date fair values of each award determined pursuant to FAS 123R. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.

(3)

This number represents SSARs awarded under the Equity Compensation Plan. This award vests 25% at the end of the 12th month, 8.33% at the end of the 20th month, and 8.33% every four months thereafter from the grant date.

(4)

This number represents SSARs awarded under the Equity Compensation Plan. This award vests 50% at the end of the 36th month, 12.5% at the end of the 45th month, and 12.5% every three months thereafter from the grant date.

(5)

This number represents SSARs awarded under the Equity Compensation Plan. This award vests 25% at the end of the 24th month, 12.5% at the end of the 32nd month and 12.5% every four months thereafter from the grant date.

(6)

This number represents restricted stock units awarded under the Equity Compensation Plan. This award vests 33.33% at the end of the 36th month and 11.11% every four months thereafter from the grant date.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

On October 18, 1999, we entered into an employment agreement with Mr. Thiry. This agreement was subsequently amended on May 20, 2000, November 28, 2000, and March 30, 2005. As amended, the employment agreement provides for an initial term through December 31, 2001 and continues thereafter with no further action by either party for successive one-year terms. Mr. Thiry is eligible to receive a bonus based upon the achievement of performance goals as determined by the Compensation Committee and the independent directors in accordance with the Compensation Committee charter.

We entered into an employment agreement with Mr. Harrison effective September 1, 2006. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Harrison was eligible to receive an annual discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee. Mr. Harrison was also entitled to receive $75,000 per year, less withholdings, for the first three years after he relocates to assist with the cost of housing in California. Mr. Harrison resigned from the company on November 30, 2007 and a description of his severance arrangements is provided below.

We entered into an employment agreement with Mr. Hilger effective September 22, 2005. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Hilger is eligible to receive a discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee.

On June 15, 2000, we entered into an employment agreement with Mr. Mello. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Mello is eligible to receive an annual performance bonus with the actual amount decided by our chief executive officer and/or Board of Directors or the Compensation Committee.

We do not have an employment agreement with Mr. Rodriguez.

On August 16, 2004, we entered into an employment agreement with Mr. Usilton. This agreement was subsequently amended effective December 15, 2006. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Usilton is eligible to receive a discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee.

For a description of the change of control provisions included in the employment agreements for certain of our named executive officers, please see “Potential Payments Upon Termination or Change of Control” beginning on page 39 of this proxy statement.

Severance Arrangements

Mr. Harrison resigned from the company on November 30, 2007. Under the terms of his employment agreement and subject to certain limitations, Mr. Harrison will continue to receive his base salary of $500,000 and health insurance benefits for the one-year period following his termination. Mr. Harrison elected to receive COBRA insurance benefits and the estimated actual cost of such benefits to the company for twelve months of coverage is $11,449. Mr. Harrison is also subject to the terms of the DaVita Severance Plan, pursuant to which, among other things, Mr. Harrison executed a severance and general release agreement and our standard form noncompetition, nonsolicitation, confidentiality and cooperation agreement (the “Nonsolicitation Agreement”). Under the terms of the severance and general release agreement, the company, in its discretion, has awarded Mr. Harrison a bonus of $75,000 for performance in 2007. Under the terms of the Nonsolicitation Agreement and in consideration for his severance benefits, Mr. Harrison agreed, among other things, that for a period of one year, he would not induce any patient or customer to patronize a competing dialysis facility, or induce any physician to curtail or terminate his relationship with the company. In addition, under the Nonsolicitation Agreement and/or the severance and general release agreement, Mr. Harrison agreed to a non-disparagement provision and a confidentiality provision.

Awards

During 2007, the Compensation Committee and the Board of Directors granted stock-based awards to our named executive officers pursuant to the Equity Compensation Plan. These grants consisted of restricted stock units, SSARs and stock options.

In connection with the annual grant of stock-based awards approved by the Compensation Committee on March 14, 2007, the Compensation Committee approved grants of SSARs to six of the named executive officers on March 14, 2007, in each case with a base price equal to the closing price of our common stock on the date of grant. The awards to Mr. Thiry and Mr. Mello were granted on March 16, 2007, following ratification of the awards by the independent members of the Board of Directors and the approval of Mr. Mello’s award by the Board of Directors. These awards vest 25% at the end of the 12th month, 8.33% at the end of the 20th month, and 8.33% every four months thereafter from the grant date, except that 80,000 SSARs granted to Mr. Hilger and 100,000 SSARs granted to Mr. Rodriguez vest 50% at the end of the 36th month, 12.5% at the end of the 45th month and 12.5% every three months thereafter from the grant date, and 60,000 SSARs granted to Mr. Rodriguez and 65,000 SSARs granted to Mr. Usilton vest 25% at the end of the 24th month, 12.5% at the end of the 32nd month and 12.5% every four months thereafter from the grant date. The number of shares underlying these SSARs awards were as follows: Mr. Thiry received SSARs representing 600,000 shares, Mr. Harrison received SSARs representing 50,000 shares, Mr. Hilger received SSARs representing 110,000 shares, Mr. Mello received SSARs representing 225,000 shares, Mr. Rodriguez received SSARs representing 160,000 shares and Mr. Usilton received SSARs representing 65,000 shares. In addition, on July 30, 2007, the Board of Directors granted to Mr. Rodriguez 150,000 SSARs with a base price equal to the closing price of our common stock on the grant date vesting 25% at the end of the 12th month, 8.33% at the end of the 20th month, and 8.33% every four months thereafter from the grant date and 15,000 restricted stock units vesting 33.33% at the end of the 36th month and 11.11% every four months thereafter from the grant date.

In early 2007, the Compensation Committee established potential bonuses for 2007 performance for Mr. Thiry and Mr. Mello under the Executive Incentive Plan. The amount of the potential bonuses was tied to satisfaction of an operating income performance target established by the Compensation Committee and the potential award amount for each individual was up to $10,000,000. The company achieved and exceeded the target operating income performance goal. The Compensation Committee considered a number of factors in determining the bonus amounts payable to Mr. Thiry and Mr. Mello, including each individual’s performance in 2007 and overall company financial and non-financial performance and used its discretion when determining the final bonus amounts. In each case, the Executive Incentive Plan cash bonuses earned by Mr. Thiry and Mr. Mello are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Please see “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement for more information regarding the Executive Incentive Plan and the awards made in 2007.

Salary and Cash Bonus in Proportion to Total Compensation

The following table sets forth the percentage of each named executive officer’s total compensation as set forth in the Summary Compensation Table that we paid in the form of base salary and cash bonus. For a description of the objectives of our compensation programs and overall compensation philosophy, please see “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement.

Name	Salary and Cash Bonus as Percentage of Total 2007 Compensation
Kent J. Thiry	30%
Mark G. Harrison	68%
James K. Hilger	44%
Joseph C. Mello	40%
Javier Rodriguez	35%
Thomas O. Usilton, Jr.	53%

The following table sets forth information concerning outstanding stock options and SSARs and unvested stock awards held by each of the named executive officers at December 31, 2007.

2007 Outstanding Equity Awards at Fiscal Year-End

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Kent J. Thiry	10/18/1999	425,000	(2)	—			$4.00	10/18/2009
	1/26/2000	32,444	(3)	—			$3.42	1/26/2010
	3/24/2004	—		120,000	(4)		$30.07	3/24/2009
	3/24/2004	24,800	(5)	112,500	(5)		$30.07	3/24/2009
	9/22/2005	400,000	(6)	200,000	(6)		$46.00	9/22/2010
	7/1/2006	150,000	(7)	450,000	(7)		$49.70	7/1/2011
	3/16/2007	—		600,000	(8)		$52.76	3/16/2012	18,182	(9)		$1,024,556
	4/4/2003								25,000	(9)		$1,408,750
	3/24/2004
Mark G. Harrison	9/1/2006	31,250	(8)	—			$57.84	2/29/2008
James K. Hilger	9/22/2005 12/30/2005 4/17/2006 7/1/2006 10/11/2006 3/14/2007 3/14/2007	— 5,000 13,333 — 2,500 — —	(10) (8) (7)	17,500 5,000 26,667 7,500 7,500 30,000 80,000	(9) (10) (8) (7) (7) (7) (11)	$ $ $ $ $ $ $	46.00 50.64 55.16 49.70 56.38 52.12 52.12	9/22/2010 12/30/2010 4/17/2011 7/1/2011 10/11/2011 3/14/2012 3/14/2012
Joseph C. Mello	3/24/2004	—		75,000	(12)		$30.07	3/24/2009
	3/24/2004	16,562	(5)	42,188	(5)		$30.07	3/24/2009
	9/22/2005	200,000	(6)	100,000	(6)		$46.00	9/22/2010
	7/1/2006	75,000	(7)	225,000	(7)		$49.70	7/1/2011
	3/16/2007	—		225,000	(7)		$52.76	3/16/2012
	4/4/2003								9,091	(9)		$512,278
	3/24/2004								9,375	(9)		$528,281
Javier Rodriquez	8/12/2004 9/28/2004 9/22/2005 12/30/2005 7/1/2006 3/14/2007 3/14/2007 7/30/2007 5/28/2003 7/30/2007	15,000 20,000 16,000 11,000 50,000 — — —	(8) (8) (6) (10) (7)	15,000 10,000 8,000 11,000 150,000 60,000 100,000 150,000	(8) (8) (6) (10) (7) (13) (11) (7)	$ $ $ $ $ $ $ $	28.01 31.04 46.00 50.64 49.70 52.12 52.12 54.13	8/12/2009 9/28/2009 9/22/2010 12/30/2010 7/1/2011 3/14/2012 3/14/2012 7/30/2012	1,500 15,000	(9) (14)	$ $	84,525 845,250
Thomas O. Usilton, Jr.	8/16/2004	200	(5)	12,500	(5)		$28.80	8/16/2009
	9/22/2005	26,666	(6)	13,334	(6)		$46.00	9/22/2010
	7/1/2006	5,000	(7)	15,000	(7)		$49.70	7/1/2011
	10/11/2006	12,500	(7)	37,500	(7)		$56.38	10/11/2011
	3/14/2007	—		65,000	(13)		$52.12	3/14/2012
	8/16/2004								10,000	(9)		$563,500

(1)	The market value of shares or units of stock that have not vested reflects a stock price of $56.35, the closing price of our stock on December 31, 2007, as reported by the NYSE.

(2)	These options vest 25% at the end of the 12th month, 25% at the end of the 15th month, 25% at the end of the 24th month, and 25% at the end of the 36th month from the grant date.
(3)	These options vest 25% at the end of the 10th month, 25% at the end of the 12th month, 25% at the end of the 22nd month, and 25% at the end of the 34th month from the grant date.
(4)	These options vest 20% at the end of the 9th month, 20% at the end of the 21st month, and 60% at the end of the 59th month from the grant date.
(5)	These options vest 25% on the first four anniversaries of the grant date.
(6)	These options vest 50% at the end of the 24th month, 8.33% at the end of the 28th month, and 8.33% every four months thereafter from the grant date.
(7)	These SSARs vest 25% at the end of the 12th month, 8.33% at the end of the 20th month, and 8.33% every four months thereafter from the grant date.
(8)	These options vest 25% at the end of the 12th month, 8.33% at the end of the 20th month, and 8.33% every four months thereafter from the grant date.
(9)	These restricted stock units vest 33% on the 3rd, 4th, and 5th anniversaries of the grant date.
(10)	These options vest 50% at the end of the 24th month, 25% at the end of the 36th month and 25% at the end of the 48th month from the grant date.
(11)	These SSARs vest 50% at the end of the 36th month, 12.5% at the end of the 45th month and 12.5% every three months thereafter from the grant date.
(12)	These options vest 33% at the end of the 21st month and 67% at the end of the 59th month from the grant date.
(13)	These SSARs vest 25% at the end of the 24th month, 12.5% at the end of the 32nd month and 12.5% every four months thereafter from the grant date.
(14)	These restricted stock units vest 33.33% at the end of the 36th month and 11.11% every four months thereafter from the grant date.

The following table sets forth information concerning the exercise of stock options and SSARs and the vesting of stock awards held by each of the named executive officers during 2007.

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Kent J. Thiry	555,200	$19,289,484	30,681	$1,651,297
Mark G. Harrison	—	—	—	—
James K. Hilger	7,919	$111,331	—	—
Joseph C. Mello	185,000	$6,485,035	13,778	$742,367
Javier Rodriguez	66,000	$2,585,938	1,500	$81,300
Thomas O. Usilton, Jr.	27,500	$799,500	5,000	$268,900

(1)

Value realized on exercise is determined by subtracting the exercise or base price from the closing price for our common stock on the date of exercise as reported by the NYSE or, for same-day sales, from the actual sale price, and multiplying the remainder by the number of shares underlying the award.

(2)	Value realized on vesting is determined by multiplying the number of shares underlying restricted stock units by the closing price for our common stock on the date of vesting, as reported by the NYSE.

2007 Pension Benefits

The company does not have a defined benefit pension plan in which any teammate, including the named executive officers, can participate to receive payments or other benefits at, following, or in connection with retirement. See “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement for more information regarding our compensation philosophy.

The following table sets forth information concerning the company’s nonqualified deferred compensation plans.

2007 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kent J. Thiry	—		—	—	—	—
Mark G. Harrison	—		—	—	—	—
James K. Hilger	—		—	—	—	—
Joseph C. Mello	—		—	—	—	—
Javier Rodriguez
Voluntary Deferral Plan (2)	$338,934	(3)	—	$19,531	—	$461,107
Thomas O. Usilton, Jr.
Deferred Bonus Plan	—		—	$19,200	($135,817)	$276,870	(4)
Voluntary Deferral Plan	$808	(5)	—	$1,056	—	$21,715	(6)

(1)	None of the earnings in this column is included in the Summary Compensation Table because they are not preferential or above market.
(2)	Mr. Rodriguez has not previously been a named executive officer and therefore such amounts were not previously reported in the Summary Compensation Table.
(3)	This amount represents contributions made by Mr. Rodriguez from compensation earned in 2006.
(4)

This amount relates to a special $500,000 bonus earned by Mr. Usilton in connection with the acquisition of Gambro Healthcare, Inc., in 2005 (and reflected as income in that year in the Summary Compensation Table included in the company’s proxy statement for its 2006 annual meeting), which vests 25% on each of the first, second, third and fourth anniversary dates of the acquisition beginning on October 5, 2006.

(5)	This amount is included in the “Salary” column for 2006 in the Summary Compensation Table.
(6)	Mr. Usilton contributed $19,385 in 2006 which amount is included in the “Salary” column for 2006 in the Summary Compensation Table.

The 2007 Nonqualified Deferred Compensation Table presents amounts deferred under our Voluntary Deferral Plan. Under the Voluntary Deferral Plan, participants may defer (i) up to 50% of their base salary, (ii) all or a portion of their annual bonus payment that is earned in the same year as their base salary but payable in the following year and (iii) all or a portion of their other compensation as determined by the company. Deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the company. Participants may change their investment elections daily. We do not make contributions to participants’ accounts under the Voluntary Deferral Plan. All participant contributions are irrevocably funded into a rabbi trust for the benefit of those participants. Assets held in the trust are subject to the claims of the company’s general creditors in the event of the company’s bankruptcy or insolvency until paid to the plan participants. Distributions are generally paid out in cash at the participant’s election either in the first or second year following retirement or in a specified year at least three to four years after the deferral election was effective. Participants elect to receive distributions in the form of one, five, ten, fifteen or twenty annual installments. If the participant has not elected a specified year for payout and the participant becomes disabled, dies or has a separation from service, distributions generally will be paid in a lump sum cash distribution. In the event of an unforeseeable emergency, the plan administrator may, in its sole discretion, authorize the cessation of deferrals by a participant, provide for immediate distribution to a participant in the form of a lump sum cash payment or provide for such other payment schedule as the plan administrator deems appropriate. The earnings on the Voluntary Deferral Plan accounts of Mr. Rodriguez and Mr. Usilton were determined by the performance of the investment funds that each of them selected, which generated annual returns of 5.5% and 5.1%, respectively, in 2007.

The table also presents amounts earned under our Deferred Bonus Plan. Under the Deferred Bonus Plan, the company has complete discretion as to the amount of any contributions. Any contributions that are made are treated as allocated as of the last day of the plan year which is December 31. Participants generally earn a vested right to the contributions made on their behalf at a rate of 50% on each of the first and second anniversaries of the contribution date, subject to modification in the discretion of the company. Deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the company. Participants may change their investment elections daily. All company contributions are irrevocably funded into a rabbi trust for the benefit of the participants on whose behalf the contributions are made. Assets held in the trust are subject to the claims of the company’s general creditors in the event of the company’s bankruptcy or insolvency until paid to the plan participants. Distributions are paid in a lump sum distribution equal to the vested portion of the participant’s account. The earnings on Mr. Usilton’s Deferred Bonus Plan account were determined by the performance of the investment funds that he selected, which generated an annual return of 5.2% in 2007.

Potential Payments Upon Termination or Change of Control

Severance Payments and Benefits

The following tables and summary set forth the company’s payment obligations pursuant to the terms of the employment agreements and/or the DaVita Severance Plan for each of our named executive officers, other than Mr. Harrison, under the following circumstances, as applicable to each named executive officer: death, disability, involuntary termination for other than Material Cause (defined below), resignation following a Constructive Discharge (defined below) following a Change of Control (defined below), or resignation following a Good Cause Event (defined below). Mr. Harrison resigned from the company in November 2007. Our payment obligations to Mr. Harrison in connection with his termination are described above under “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Severance Arrangements.”

The tables below assume that the employment of our named executive officers was terminated on December 31, 2007.

Under the employment agreements with Mr. Thiry, Mr. Mello and Mr. Usilton, the company may terminate the named executive officer’s employment for disability, provided that either (i) immediately upon the effective date of such termination, the named executive officer is eligible to receive full disability benefits under the company’s disability insurance (if any) provided to the named executive officer or (ii) the company must continue to pay the named executive officer his base salary until the first to occur of (A) full disability benefits are received or (B) one year from the effective date of termination. The amounts shown in the tables below under “Disability” assume that upon termination, the named executive officer was not yet eligible to receive full disability benefits under the company’s insurance and did not receive such full disability benefits prior to one year following termination. As a result, the amounts shown assume that the company continued to pay the named executive officer’s base salary for a full year following termination of employment for disability.

Kent J. Thiry

Benefit	Death		Disability		Involuntary Termination for Other than Material Cause		Resignation Following a Constructive Discharge Following a Change of Control (1)
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—		$950,000		$2,840,500	(2)	$2,840,500	(2)
Bonus	$2,100,000	(3)	$2,100,000	(3)	$5,830,500	(4)	$5,830,500	(4)
Continued health benefits for a specified period following termination	—		—		$31,167	(5)	$31,167	(5)
Tax gross-up	—		—		—		—

(1)	For a description of the value of stock-based awards held by Mr. Thiry that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.
(2)

Mr. Thiry will be entitled to receive a lump-sum payment equal to his base salary in effect as of the date of termination multiplied by 2.99. As of December 31, 2007, Mr. Thiry’s base salary was $950,000.

(3)

Mr. Thiry (or his estate) will be entitled to receive a pro-rated bonus for that portion of any year prior to such termination (or for the whole year and a portion of a year if such termination occurs after December 31 of any year and prior to the date on which the bonus for such year is paid) regardless of whether Mr. Thiry is employed on the date such bonus is paid. On December 31, 2007, Mr. Thiry had fully earned his bonus for 2007, so he would receive the full amount of his annual bonus as reported in the Summary Compensation Table upon termination.

(4)

Mr. Thiry will be entitled to receive a bonus for the year in which such termination occurs equal to the average bonus (excluding any extraordinary or special bonuses paid in addition to the annual performance bonus) that he received for the two immediately preceding calendar years multiplied by 2.99. The amount reported in the table above reflects the average of Mr. Thiry’s 2007 annual bonus in the amount of $2,100,000 and Mr. Thiry’s 2006 annual bonus in the amount of $1,800,000, multiplied by 2.99.

(5)

Mr. Thiry will continue to receive his health benefits for the two-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Thiry for the two-year period following termination.

James K. Hilger (1)

Benefit	Death	Disability	Involuntary Termination for Other than Material Cause
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—	—	$200,000	(2)
Bonus	—	—	—
Continued health benefits for a specified period following termination	—	—	$15,583	(3)
Tax gross-up	—	—	—

(1)	For a description of the value of stock-based awards held by Mr. Hilger that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.
(2)

Mr. Hilger will be entitled to receive payment in an amount equal to his salary for the 12-month period following his termination. As of December 31, 2007, Mr. Hilger’s base salary was $200,000. Such payment obligation will be reduced dollar-for-dollar by the amount of any compensation received by Mr. Hilger from another employer during the severance payment period, and Mr. Hilger is obligated to use reasonable efforts to find employment during such period.

(3)

Mr. Hilger will continue to receive his health benefits for the one-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Hilger for the one-year period following termination

Joseph C. Mello

Benefit	Death		Disability		Involuntary Termination for Other than Material Cause		Resignation Following a Constructive Discharge Following a Change of Control (1)
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—		$700,000		$700,000	(2)	$700,000	(2)
Bonus	$1,400,000	(3)	$1,400,000	(3)	$2,800,000	(4)	$2,800,000	(4)
Continued health benefits for a specified period following termination	—		—		$15,583	(5)	$15,583	(5)
Tax gross-up	—		—		—		—

(1)	For a description of the value of stock-based awards held by Mr. Mello that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.
(2)	Mr. Mello will be entitled to receive a lump-sum payment equal to his base salary in effect as of the date of termination. As of December 31, 2007, Mr. Mello’s base salary was $700,000.
(3)

Mr. Mello (or his estate) will be entitled to receive a pro-rated bonus for that portion of any year prior to such termination (or for the whole year and a portion of a year if such termination occurs after December 31 of any year and prior to the date on which the bonus for such year is paid) regardless of whether Mr. Mello is employed on the date such bonus is paid. On December 31, 2007, Mr. Mello had fully earned his bonus for 2007, so he would receive the full amount of his annual bonus as reported in the Summary Compensation Table upon termination.

(4)

Mr. Mello will be entitled to receive a bonus for the year in which such termination occurs equal to the normal bonus, if any, which he received for the immediately preceding calendar year multiplied by 2.

(5)

Mr. Mello will continue to receive his health benefits for the one-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Mello for the one-year period following termination.

Javier Rodriguez (1)

Benefit	Death	Disability	Involuntary Termination for Other than Material Cause
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—	—	$300,000	(2)
Bonus (3)	—	—	—
Continued health benefits for a specified period following termination	—	—	—
Tax gross-up	—	—	—

(1)

Mr. Rodriguez is not a party to an employment agreement with the company. As a result, Mr. Rodriguez is not entitled to any severance payments or benefits, unless we grant such rights in our discretion under the DaVita Severance Plan; however, Mr. Rodriguez is entitled to accelerated vesting of certain stock-based awards upon a Change of Control. For a description of the value of stock-based awards held by Mr. Rodriguez that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.

(2)

Under the terms of the DaVita Severance Plan, Mr. Rodriguez will only be entitled to severance payment and benefits if approved by our Senior Vice President of People Services and our Assistant General Counsel—Labor. If such approval is obtained, Mr. Rodriguez would be entitled to continue to receive his base salary for a period of 12 months following his termination. As of December 31, 2007, Mr. Rodriguez’s base salary was $300,000. Such payment obligation will be reduced dollar-for-dollar by the amount of any compensation received by Mr. Rodriguez from another employer during the severance payment period, and Mr. Rodriguez is obligated to use reasonable efforts to find employment during such period.

(3)

Does not include any amounts payable to Mr. Rodriguez pursuant to our Voluntary Deferral Plan which amounts are included in the 2007 Nonqualified Deferred Compensation Table. Such amounts are currently vested, but payment thereof may be accelerated in the event of death, disability or termination of employment.

Thomas O. Usilton, Jr.

Benefit	Death		Disability		Involuntary Termination for Other than Material Cause		Involuntary Termination for Other than Material Cause Following a Change of Control (1)		Resignation Following a Constructive Discharge Following a Change of Control (1)
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—		$380,000	(2)	$380,000	(2)	$760,000	(3)	$760,000	(3)
Bonus (4)	$276,870	(5)	$276,870	(5)	—	(6)	$276,870	(5)	$276,870	(5)
Continued health benefits for a specified period following termination	—		—		$15,583	(7)	$15,583	(7)	$15,583	(7)
Tax gross-up	—		—		—		$364,814	(8)	$364,814	(8)

(1)	For a description of the value of stock-based awards held by Mr. Usilton that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.
(2)	Mr. Usilton will be entitled to receive a lump-sum payment equal to his base salary in effect as of the date of termination. As of December 31, 2007, Mr. Usilton’s base salary was $380,000.
(3)	Mr. Usilton will be entitled to receive a lump-sum payment equal to his base salary in effect as of the date of termination multiplied by 2.
(4)

Does not include any amounts payable to Mr. Usilton pursuant to our Voluntary Deferral Plan which amounts are included in the 2007 Nonqualified Deferred Compensation Table. Such amounts are currently vested, but payment thereof may be accelerated in the event of death, disability or termination of employment.

(5)

Mr. Usilton’s interest in his Deferred Bonus Plan account will automatically vest and he (or his estate) will be entitled to the full balance of the account. The amount reported in the table above represents the market value of Mr. Usilton’s Deferred Bonus Plan account as of December 31, 2007. Under the Deferred Bonus Plan, a change of control includes a change in ownership of the company, a change in effective control of the company and a change in the ownership of a substantial portion of the assets of the company.

(6)

Mr. Usilton will be entitled to receive the vested but unpaid portion of his Deferred Bonus Plan account. As of December 31, 2007, no amounts under this account were vested. However, if he is terminated in connection with a reduction in force, which is defined as the termination of two or more teammates at that same time in connection with the elimination of a department or a decrease in business then his Deferred Bonus Plan account will automatically vest and he will be entitled to the full balance of the account which amount was $276,870 as of December 31, 2007. With respect to this account, 25% of the balance vested in 2006 and was paid to Mr. Usilton, 25% vested in 2007 and was paid to Mr. Usilton and 25% of the account will vest and be paid to Mr. Usilton each year over the next two years.

(7)

Mr. Usilton will continue to receive his health benefits for the one-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Usilton for the one-year period following termination.

(8)

The tax gross-up amount is calculated using a 20 percent excise tax rate and an approximately 40 percent individual income tax rate and assumes that the base amount for purposes of Sections 280G and 4999 of the Internal Revenue Code has been allocated between the cash severance and equity components of the change of control benefits in proportion to the amounts of each component.

In addition to the covered circumstances specified for Mr. Usilton in the table above, the company is obligated to make the following payments to Mr. Usilton if during the first five years of Mr. Usilton’s employment, Kent Thiry is no longer the chief executive officer or the executive or nonexecutive chairman of the company, and Mr. Usilton’s employment is terminated for a reason other than death, disability or Material Cause

(defined below): (i) a lump-sum payment equal to Mr. Usilton’s base salary in effect as of the date of termination multiplied by 2, and (ii) Mr. Usilton’s health benefits for the one-year period following termination. In such event, assuming Mr. Usilton were terminated on December 31, 2007, he would have received a lump sum payment in the amount of $760,000 and the actual estimated cost of COBRA insurance premiums for Mr. Usilton for the one-year period following termination would be $15,583. Mr. Usilton would also have been entitled to receive the remaining amount in his Deferred Bonus Plan account as if he had remained employed. With respect to this account, 25% vested in 2006 and was paid to Mr. Usilton, 25% vested in 2007 and was paid to Mr. Usilton and 25% of the account will vest and be paid to Mr. Usilton each year over the next two years. In addition, if at any time during Mr. Usilton’s employment, Kent Thiry is no longer the chief executive officer or the executive or nonexecutive chairman of the company, and Mr. Usilton’s employment is terminated for a reason other than death, disability or Material Cause (defined below), all of Mr. Usilton’s restricted stock units that were to vest within 11 months of his termination will automatically vest as of the date of termination.

The company’s obligation to provide continued health benefits under the circumstances set forth in the tables above is subject to earlier termination in connection with the executive accepting employment with another employer.

In the event of termination as a result of death, the estates of the named executive officers identified in the tables above will also receive the proceeds of the respective term life insurance policy for each named executive officer with an aggregate value of the lesser of $500,000 or 1.5 times each individual’s base salary.

In the event of resignation following a Change of Control (defined below), Mr. Thiry, Mr. Mello and Mr. Usilton will be eligible to receive a “gross-up” payment to the extent that any payment or benefit received or to be received by him in connection with a Change of Control is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code.

To receive the severance payments and benefits described above, each named executive officer must execute the company’s standard severance and general release agreement. In addition, the employment agreements with each of our named executive officers (other than Mr. Rodriguez with whom we do not have an employment agreement) include confidentiality provisions that would apply until the confidential information becomes publicly available (other than through breach by the named executive officer). These employment agreements also include nonsolicitation provisions which prohibit each named executive officer from soliciting any patient or customer of the company to patronize a competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the company, for a period of two years following the termination of the named executive officer’s employment. However, with respect to Mr. Hilger and Mr. Mello, the nonsolicitation provision would apply for a period of one year following termination. Mr. Rodriguez does not have an employment agreement with the company. However, in order to receive the severance payments described above under the DaVita Severance Plan, Mr. Rodriguez would be required to execute the company’s standard severance and general release agreement, as well as the standard form of noncompetition, nonsolicitation, confidentiality and cooperation agreement, which is described above under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Severance Arrangements.”

For purposes of the employment agreements with each of our named executive officers (other than Mr. Rodriguez) and the tables above:

An involuntary termination for “Material Cause” occurs if the company terminates employment for any of the following reasons: (i) conviction of a felony; (ii) the adjudication by a court of competent jurisdiction that the executive has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the company; (iii) repeated failure or refusal by the executive to follow policies or directives reasonably established by the chief executive officer of the company or his designee that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive;

(iv) a material breach of the executive’s employment agreement that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive; (v) an act of unlawful discrimination, including sexual harassment; (vi) a violation of the duty of loyalty or of any fiduciary duty; or (vii) exclusion or notice of exclusion of the executive from participating in any federal health care program.

The definition of “Material Cause” in Mr. Thiry’s employment agreement does not include the reasons specified in (v), (vi) and (vii) above. Further, Mr. Mello’s employment agreement also includes the following reason for termination under the definition of “Material Cause”: (i) a failure to perform his duties in a satisfactory manner, as determined by the chief executive officer, in his sole discretion, so long as Kent Thiry is the chief executive officer, which goes uncorrected for a period of 30 consecutive days after written notice has been provided to Mr. Mello.

“Material Cause” is defined in Mr. Hilger’s employment agreement as any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of his duties; (iii) repeated failure or refusal to follow policies or directives reasonably established by the chief executive officer or his designee that goes uncorrected for a period of 10 consecutive days after written notice has been provided; (iv) a material breach of the employment agreement; (v) any gross or willful misconduct or gross negligence in the performance of his duties; (vi) egregious conduct that brings the company or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of the executive from participating in any federal health care program.

Under the DaVita Severance Plan, which would apply to Mr. Rodriguez, “material cause” includes, but is not limited to, (i) failure to perform job responsibilities; (ii) violation of the company’s policies and procedures; (iii) an act of fraud or dishonesty affecting or involving the company; or (iv) a breach of a material provision of the executive’s employment or similar agreement with the company.

A “Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 40% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the company (including any transaction in which the company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the company does not survive, (iii) any merger or consolidation in which the company survives, but the shares of the company’s common stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the company after such merger or consolidation, and (iv) any transaction in which more than 40% of the company’s assets are sold.

However, despite the occurrence of any of the above-described events, a “Change of Control” will not have occurred with respect to Mr. Mello or Mr. Usilton if Kent Thiry remains the chief executive officer of the company for at least one year, or two years in the case of Mr. Mello, after the Change of Control or becomes the chief executive officer of the surviving company with which the company merged or consolidated and remains in that position for at least one year, or two years in the case of Mr. Mello, after the Change of Control.

A “Constructive Discharge” means the occurrence of any of the following events after the date of a Change of Control without the executive’s express written consent: (i) the scope of the executive’s authority, duties and responsibilities are materially diminished or are not (A) in the same general level of seniority or (B) of the same general nature as the executive’s authority, duties, and responsibilities with the company immediately before such Change of Control; (ii) the failure by the company to provide the executive with office accommodations and assistance substantially equivalent to the accommodations and assistance provided to the executive immediately before such Change of Control; (iii) the principal office to which the executive is required to report is changed to a location that is more than 20 miles from the principal office to which the executive is required to report immediately before such Change of Control; or (iv) a reduction by the company in the executive’s base salary, bonus arrangement, or other material benefits as in effect on the date of such Change of Control.

However, with respect to Mr. Thiry, paragraph (i) of the definition of “Constructive Discharge” above means that (i) the scope of the executive’s authority, duties and responsibilities are materially diminished or are not (A) in the same area of operations, (B) in the same corporate and reporting capacity (and standing in the same relationship to the ultimate parent entity, e.g., reporting to the board of directors of a subsidiary will not be deemed to constitute the same corporate and reporting capacity as reporting to the board of directors of the ultimate parent entity) or (C) of the same general nature as the executive’s authority, duties and responsibilities with the company immediately prior to such Change of Control. In addition, with respect to Mr. Mello, paragraph (i) of the definition of “Constructive Discharge” above means that (i) the scope of the executive’s authority, duties and responsibilities are materially diminished or are not (A) in the same area of operations, (B) in the same general level of seniority, or (C) of the same general nature as the executive’s authorities, duties and responsibilities with employer immediately before such Change of Control.

A “Good Cause Event” means the occurrence of any of the following events without the executive’s express written consent: (i) the company materially diminishes the scope of the executive’s authority, duties and responsibilities and his duties and responsibilities are not (A) in the same general level of seniority or (B) of the same general nature; (ii) the company ceases to provide the executive with appropriate office accommodations and assistance (i.e., office accommodations and assistance substantially similar to what other similar-level executives receive); (iii) the company relocates the principal office to which the executive is required to report to a location that is more than twenty miles from the principal office to which the executive was required to report; or (iv) the company reduces the executive’s base salary, bonus arrangement, or other material benefits (unless the change in benefit plans is taken generally with respect to all similarly-situated peer executives and does not single out the executive).

Accelerated Vesting of Stock-Based Awards

For grants and awards of stock options, SSARs and/or restricted stock units awards made to our named executive officers before October 2006, the stock-based award agreements provide that in the event of a Change of Control, their options or awards shall automatically vest and become immediately exercisable in their entirety, such vesting to be effective as of the effective date of such transaction.

For grants and awards of stock options, SSARs and/or restricted stock units awards made to our named executive officers after October 2006, the stock-based award agreements provide that in the event that either (i) in connection with a Change of Control, the acquiring entity fails to assume, convert or replace the named executive officer’s options or awards, or (ii) the named executive officer’s employment is terminated within the twenty four-month period following a Change of Control by the company (or the acquiring entity) other than for Cause (defined below) or, if applicable, by the named executive officer in accordance with the termination for Good Reason provisions of the named executive officer’s employment agreement, if any, then, in any such case, the options or awards shall automatically vest and become immediately exercisable in their entirety, such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of the named executive officer’s employment in the case of (ii).

The table below sets forth the value of the company’s obligations upon the automatic vesting of the stock-based awards of our named executive officers as described above and assumes that the Change of Control or, if applicable, the termination of our named executive officers following a Change of Control, took place on December 31, 2007, the last day of our most recent fiscal year. Pursuant to the terms of the applicable employment agreement, each of the named executive officers in the table below, other than Mr. Hilger and

Mr. Rodriguez, will be eligible to receive a “gross-up” payment to the extent any benefit received in connection with such Change of Control is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code.

Name	Value of Options/ SSARs (1)	Value of Stock Awards (2)	Tax Gross-Up (3)
Kent J. Thiry	$13,327,367	$2,433,306	—
James K. Hilger	$756,584	—	—
Joseph C. Mello	$6,419,087	$1,040,559	—
Javier Rodriguez	$2,831,110	$929,775	—
Thomas O. Usilton, Jr.	$857,082	$563,500	$492,419

(1)

Values are based on the aggregate difference between the respective exercise or base prices and the closing sale price of our common stock on December 31, 2007, which was $56.35 per share, as reported by the NYSE.

(2)

Values are based on the aggregate number of shares underlying restricted stock units multiplied by the closing sale price of our common stock on December 31, 2007, which was $56.35 per share, as reported by the NYSE.

(3)

The tax gross-up amount is calculated using a 20 percent excise tax rate and an approximately 40 percent individual income tax rate and assumes that the base amount for purposes of Sections 280G and 4999 of the Internal Revenue Code has been allocated between the cash severance and equity components of the change of control benefits in proportion to the amounts of each component.

For purposes of the stock-based award agreements and the table above:

A “Change of Control” has substantially the same meaning under the stock-based award agreements as such term under the employment agreements for our named executive officers (defined above under “—Severance Payments and Benefits”), except that “50%” is used as the test for voting power and company assets under the stock-based award agreements. However, with respect to Mr. Usilton’s stock option agreement dated August 16, 2004 the percentages in clauses (iii) and (iv) of the definition of “Change of Control” are 40% instead of 50%.

No transaction will constitute a Change of Control under the stock-based award agreements if both (x) the person acting as the chief executive officer of the company for the six months prior to such transaction becomes the chief executive officer or executive chairman of the board of directors of the entity that has acquired control of the company as a result of such transaction immediately after such transaction and remains the chief executive officer or executive chairman of the board of directors for not less than one year following the transaction and (y) a majority of the acquiring entity’s board of directors immediately after such transaction consist of persons who were directors of the company immediately prior to such transaction.

“Cause” means: (1) a material breach by the executive of those duties and responsibilities of the executive which do not differ in any material respect from the duties and responsibilities of the executive during the 90 day period immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the company and which is not remedied in a reasonable period of time after receipt of written notice from the company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the company; (3) the conviction of the executive of, or a plea of nolo contendere by the executive to, a felony or other crime involving fraud or dishonesty; or (4) willful violation of company policies which results in material harm to the company.

Compensation of Directors

The following table sets forth information concerning the compensation of the company’s non-employee directors during 2007.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)(4)	Option Awards ($) (5)(6)(7)	Total ($)
Charles G. Berg (8)	$38,000	$9,986	$65,610	$113,596
Willard W. Brittain, Jr. (9)	$31,823	$9,293	$57,409	$98,525
Nancy-Ann DeParle	$53,000	$11,959	$128,954	$193,913
Paul J. Diaz (10)	$20,022	$5,008	$21,221	$46,251
Richard B. Fontaine (11)	$120,894	$2,986	$51,201	$175,081
Peter T. Grauer	$56,000	$104,582	$216,359	$376,941
C. Raymond Larkin, Jr. (12)	$22,894	$2,986	$51,201	$77,081
John M. Nehra	$57,500	$104,582	$193,438	$355,520
William L. Roper, M.D.	$53,500	$104,582	$216,359	$374,441
Roger J. Valine	$58,000	$11,959	$136,117	$206,076
Richard C. Vaughan	$62,000	$104,582	$236,094	$402,676

(1)

Consists of the amounts described below under “Annual Retainer,” “Lead Independent Director and Committee Chair Fees,” “Meeting Fees,” and “Other Compensation; Reimbursement of Expenses.” With respect to Messrs. Vaughan, Nehra, Roper and Grauer, includes $10,000 for service as chair of the Audit Committee, Compensation Committee, Compliance Committee and as lead independent director, respectively.

(2)

The amounts shown in this column reflect restricted stock unit awards. Restricted stock units vest 100% upon issuance, but receipt is automatically deferred to one year from the grant date. The amounts shown in this column are the amounts recognized for financial statement reporting purposes during 2007 pursuant to FAS 123R for such awards to our non-employee directors, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from and does not reduce such amount. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

(3)

With respect to Messrs. Vaughan, Nehra, Roper and Grauer, includes $10,000 in restricted stock units and 1,500 restricted stock units for service as chair of the Audit Committee, Compensation Committee, Compliance Committee and as lead independent director, respectively.

The grant date fair value of each restricted stock unit award granted in 2007 pursuant to FAS 123R is set forth below:

Name*	Stock Awards: Number of Shares of Stock or Units (#)	Grant Date	Grant Date Fair Value of Stock Awards ($)
Charles G. Berg	19	3/31/2007	$1,013

Willard W. Brittain, Jr.	6	3/31/2007	$320

Charles G. Berg, Willard W. Brittain, Jr., Nancy-Ann DeParle and Roger J. Valine	56	6/30/2007	$3,017
	47	9/30/2007	$2,969
	53	12/31/2007	$2,987

Nancy-Ann DeParle, Richard B. Fontaine, C. Raymond Larkin, Jr. and Roger J. Valine	56	3/31/2007	$2,986

Paul J. Diaz	32	9/30/2007	$2,022
	53	12/31/2007	$2,987

Peter T. Grauer, John M. Nehra, William L. Roper, M.D. and Richard C. Vaughan	103	3/31/2007	$5,492
	1,500	5/29/2007	$82,575
	102	6/30/2007	$5,496
	87	9/30/2007	$5,497
	98	12/31/2007	$5,522

*	Directors are grouped together in a row where all elements of compensation are identical for such directors.

See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.

(4)	As of December 31, 2007, each non-employee director had the following number of restricted stock unit awards outstanding:

Name	Vested Stock Awards (#)	Unvested Stock Awards (#)
Charles G. Berg	175	—
Willard W. Brittain, Jr.	162	—
Nancy-Ann DeParle	212	—
Paul J. Diaz	85	—
Richard B. Fontaine	56	—
Peter T. Grauer	1,890	—
C. Raymond Larkin, Jr.	56	—
John M. Nehra	1,890	—
William L. Roper, M.D. .	1,890	—
Roger J. Valine	212	—
Richard C. Vaughan	1,890	—

(5)

Option awards vest 25% on each of the first four anniversaries of the grant date. The amounts shown in this column are the amounts recognized for financial statement reporting purposes during 2007 pursuant to FAS 123R for option awards to our non-employee directors, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from and does not reduce such amount. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating this amount pursuant to FAS 123R.

The grant date fair value of each option award granted in 2007 pursuant to FAS 123R is set forth below:

Name	Number of Shares Underlying Options (#)	Grant Date	Grant Date Fair Value of Option Awards ($)
Charles G. Berg	15,000	3/2/2007	$202,491
	2,786	5/29/2007	$39,532
Willard W. Brittain, Jr.	15,000	3/22/2007	$201,845
	2,153	5/29/2007	$30,550
Nancy-Ann DeParle	12,000	5/29/2007	$170,273
Paul J. Diaz	15,000	7/31/2007	$201,464
Richard B. Fontaine	—	—	—
Peter T. Grauer	18,000	5/29/2007	$255,409
C. Raymond Larkin, Jr.	—	—	—
John M. Nehra	18,000	5/29/2007	$255,409
William L. Roper, M.D.	18,000	5/29/2007	$255,409
Roger J. Valine	10,639	5/29/2007	$150,961
Richard C. Vaughan	18,000	5/29/2007	$255,409

See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.

(6)

With respect to Messrs. Vaughan, Nehra, Roper and Grauer, includes 6,000 stock options for service as chair of the Audit Committee, Compensation Committee, Compliance Committee and as lead independent director, respectively.

(7)	As of December 31, 2007, each non-employee director had the following number of options outstanding:

Name	Exercisable Options (#)	Unexercisable Options (#)	Exercise Price ($)	Expiration Date
Charles G. Berg	—	15,000	$53.21	3/02/2012
	—	2,786	$55.05	5/29/2012

Willard W. Brittain, Jr.	—	15,000	$53.38	3/22/2012
	—	2,153	$55.05	5/29/2012

Nancy-Ann DeParle	12,000	—	$30.66	5/24/2009
	12,000	—	$41.66	5/13/2010
	12,000	—	$51.95	5/15/2011
	—	12,000	$55.05	5/29/2012

Paul J. Diaz	—	15,000	$52.94	7/31/2012

Richard B. Fontaine.	—	—	—	—

Peter T. Grauer	18,000	—	$51.95	5/15/2012
	—	18,000	$55.05	5/29/2012

C. Raymond Larkin, Jr.	—	—	—	—

John M. Nehra	12,000	—	$15.91	5/21/2008
	12,000	—	$30.66	5/24/2009
	12,000	—	$41.66	5/13/2010
	18,000	—	$51.95	5/15/2011
	—	18,000	$55.05	5/29/2012

William L. Roper, M.D.	5,001	—	$15.91	5/21/2008
	9,999	—	$30.66	5/24/2009
	18,000	—	$41.66	5/13/2010
	18,000	—	$51.95	5/15/2011
	—	18,000	$55.05	5/29/2012

Roger J. Valine	3,750	11,250	$47.99	6/27/2011
	—	10,639	$55.05	5/29/2012

Richard C. Vaughan	7,500	7,500	$43.50	5/20/2010
	18,000	—	$51.95	5/15/2011
	—	18,000	$55.05	5/29/2012

(8)	Mr. Berg joined the Board of Directors on March 2, 2007.
(9)	Mr. Brittain joined the Board of Directors on March 22, 2007.
(10)	Mr. Diaz joined the Board of Directors on July 31, 2007.
(11)	Mr. Fontaine retired from the Board of Directors on May 29, 2007.
(12)	Mr. Larkin retired from the Board of Directors on May 29, 2007.

During 2007, our non-employee directors were entitled to compensation under our Director Compensation Philosophy and Plan (the “Prior Director Compensation Plan”). On February 28, 2008, we adopted the Non-Management Director Compensation Philosophy and Plan (the “New Director Compensation Plan”), which replaced our Prior Director Compensation Plan. The following describes the compensation paid to our non-employee directors for service as a director during 2007 under the Prior Director Compensation Plan as set forth in the table above. In addition, the following describes our current compensation structure for our non-employee directors under the New Director Compensation Plan. Directors who are our employees or officers do not receive compensation for service on our Board of Directors or any committee of the Board of Directors.

Annual Retainer

Pursuant to the Prior Director Compensation Plan, each of our non-employee directors was entitled to receive an annual retainer of $24,000 per year, paid quarterly in arrears. The annual retainer was paid half in cash and half in restricted stock units which were 100% vested upon issuance, but under which receipt of shares was automatically deferred to one year from the grant date. Under our New Director Compensation Plan, the amount and terms of the annual retainer are unchanged.

Annual Equity Grant

In accordance with the Prior Director Compensation Plan, each non-employee director was entitled to receive SARs or options, as determined by the Board of Directors, to purchase 12,000 shares of our common stock each time he or she was elected to serve on our Board of Directors by our stockholders. In 2007, all such grants were for options, and these options were granted on the date of our annual meeting of stockholders, had a per share exercise price equal to the fair market value of a share of our common stock on the date of grant, vest in full on the date of the following annual meeting of stockholders, with acceleration of vesting upon a change of control, and expire five years after the date of grant.

Under the New Director Compensation Plan, each of our non-employee directors is entitled to receive SSARs on a base number of 12,000 shares of our common stock for total service of at least one year in such capacity on our Board of Directors, granted on, and priced as of close of the market on, the date of our annual stockholder meeting, vesting in full on the one year anniversary of the date of grant, with acceleration of vesting upon a Change of Control, and expiring five years after the date of grant. This award is not available for service of less than one year. The Board of Directors is permitted to issue options in lieu of SSARs in its discretion.

Lead Independent Director and Committee Chair Fees

Under the Prior Director Compensation Plan, the chairs of the Audit, Compensation and Compliance Committees and the lead independent director received an additional retainer of $20,000 per year, paid quarterly in arrears. The retainer was paid half in cash and half in restricted stock units which were 100% vested upon issuance, but under which receipt of shares was automatically deferred to one year from the grant date. The chairs of the Audit, Compensation and Compliance Committees and the lead independent director also received additional options to purchase 6,000 shares of our common stock for each year of service in these roles or the pro rata equivalent for service of less than a year. These options were granted on the date of our annual meeting of stockholders, had a per share exercise price equal to the fair market value of a share of our common stock on the date of grant, vest in full on the date of the following annual meeting of stockholders, with acceleration of vesting upon a change of control, and expire five years after the date of the grant. Vesting of these options continues so long as the director continues to serve on our Board of Directors even if he or she is no longer a committee chair or lead independent director. In addition to these options, each of the chairs of the Audit, Compensation and Compliance Committees and the lead independent director received additional restricted stock units of 1,500 shares or the pro rata equivalent for service of less than a year, that were granted on the date of our annual meeting of stockholders and that vest 100% upon issuance, but receipt was automatically deferred to one year from the grant date.

Under the New Director Compensation Plan, the amount and terms of the additional retainer for the chairs of the Audit, Compensation and Compliance Committees and the lead independent director are unchanged. Under the New Director Compensation Plan, the chairs of the Audit, Compensation and Compliance Committees and the lead independent director are also entitled to receive additional SSARs on a base number of 6,000 shares of our common stock for total service in such capacity of at least one year, or the pro rata equivalent for service of less than one year, granted on, and priced as of the close of the market on, the date of our annual meeting of stockholders, vesting in full on the one year anniversary of the date of grant, with acceleration of vesting upon a Change of Control, and expiring five years after the date of the grant. Vesting of these SSARs continues so long as the non-employee director continues to serve on our Board of Directors even if he or she is no longer a committee chair or lead independent director. The Board of Directors is permitted to issue stock options in lieu of SSARs in its discretion.

Under the New Director Compensation Plan, each of the chairs of the Audit, Compensation and Compliance Committees and the lead independent director also receives additional restricted stock units of 1,500 shares, or the pro rata equivalent for services of less than one year, that are granted on the date of our annual meeting of stockholders and that vest 100% upon issuance, but under which receipt of shares is automatically deferred for one year from the grant date.

With respect to the additional retainers and equity grants to the lead independent director and the chairs of the Audit, Compensation or Compliance Committee, if the lead independent director also serves as a chair of the Audit, Compensation or Compliance Committee, the lead independent director will not be entitled to receive the additional retainers and equity grants for serving as the chair of the Audit, Compensation or Compliance Committee, in addition to the retainers and equity grants he or she is entitled to receive as the lead independent director, unless the Compensation Committee determines otherwise.

Meeting Fees

Under the Prior Director Compensation Plan, our non-employee directors were paid $4,000 in cash for each Board of Directors meeting attended in person and $2,000 in cash for each meeting held via telephone conference that lasted more than one and one half hours. For committee meetings, additional cash compensation of $2,000 per meeting was paid for each meeting attended in person, for each meeting held via telephone that lasted more than one hour and for telephonic meetings of the Audit Committee related to quarterly earnings releases, except that the meeting fee was $1,500 for members of the Public Policy and Clinical Performance Committees and $2,500 for the chairs of these two committees. Committee meeting fees were paid for all committee meetings held on the same day as regular Board of Directors meetings, other than meetings of the Nominating and Governance Committee.

Under the New Director Compensation Plan, our non-employee directors are entitled to receive $8,000 in the form of common stock for each Board of Directors meeting attended in person. For committee meetings, additional compensation of $4,000 per meeting is paid in the form of common stock for each meeting attended in person, and additional compensation of $2,000 per meeting is paid in cash for each meeting held via telephone that lasts more than one hour and for telephonic meetings of the Audit Committee related to quarterly earnings releases, except that the meeting fee for each meeting attended in person is $2,500 to be paid in stock for members of the Public Policy and Clinical Performance Committees and $4,500 to be paid in stock for the chairs of these two committees, and the meeting fee for meetings held via telephone conference that last more than one hour is $1,500 in cash for members of the Public Policy and Clinical Performance Committees and $2,500 in cash for the chairs of these two committees. Committee meeting fees are paid for all committee meetings held on the same day as regular Board of Directors meetings, other than meetings of the Nominating and Governance Committee.

New Directors

Under the Prior Compensation Plan, each new member of our Board of Directors who was not one of our employees or officers received a one-time grant of options to purchase 15,000 shares of our common stock that was granted upon initial appointment to our Board of Directors, with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant, that vests over four years at an annual rate of 25% beginning on the first anniversary of the date of grant, with acceleration of vesting upon a change of control and that expires five years after the date of grant.

Under the New Director Compensation Plan, each of our non-employee directors is entitled to receive SSARs on a base number of 15,000 shares of our common stock upon appointment to our Board of Directors, priced at the closing price on the date of grant, vesting 25% per year beginning on the first anniversary of the date of grant, and expiring five years after the date of grant. The Board of Directors is permitted to issue stock options in lieu of SSARs in its discretion.

Other Compensation; Reimbursement of Expenses

Under the Prior Director Compensation Plan, we also reimbursed our directors for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or any committee thereof and other company business. Under the New Director Compensation Plan, we continue to reimburse for these expenses. In addition, we also compensate our non-employee directors on a per diem basis at a rate of $4,000 in cash per day for significant time spent outside of board or committee meetings or for meetings or activities outside the scope of normal board duties, including director training, meeting with company management or external auditors, interviewing director candidates or other activities deemed necessary by the chairman of the board or the lead independent director. The per diem rate is paid on a pro rata basis for activities that do not require a full day of service.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors is currently composed of four independent, non-employee directors. The Compensation Committee oversees the company’s compensation programs on behalf of the Board of Directors. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management.

Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for the company’s 2008 annual meeting of stockholders.

COMPENSATION COMMITTEE

John M. Nehra (Chairman)

Nancy-Ann DeParle

Peter T. Grauer

Roger J. Valine

The information contained above under the caption “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. During 2007, none of our executive officers served as a member of the compensation committee or board of directors of any other company whose executive officer(s) served as a member of our Compensation Committee or Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the company’s written Related Person Transactions Policy by the Audit Committee of the Board of Directors or, if the Audit Committee of the Board of Directors determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members.

The Audit Committee considers all relevant factors when determining whether to approve or ratify a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the company as would be available in comparable transactions with or involving unaffiliated third parties.

The company’s Related Person Transactions Policy is available on the company’s website at www.davita.com.

The Related Person Transactions Policy described above was adopted on March 2, 2007. Prior to the adoption of the Related Person Transactions Policy, related person transactions were generally considered by the entire Board of Directors. The transactions described in the first paragraph immediately below were entered into prior to the adoption of the Related Person Transactions Policy and were reviewed and considered by the entire Board of Directors.

Joseph C. Mello, our chief operating officer, is the sole shareholder and sole director of two privately-owned companies, Liberty RC, Inc. (“Liberty”) and Knickerbocker Dialysis, Inc. (“Knickerbocker”) that were incorporated in New York to acquire the health facility licenses required to operate dialysis centers in New York. Until recently, New York law prohibited publicly-held companies from owning these facility licenses. Even though we owned substantially all of the assets, including the fixed assets, of our New York dialysis centers, the licenses were required to be held by privately-owned companies, with which we entered into agreements to provide equipment, leased real property and a broad range of administrative services, including billing and collecting. As required by the New York State Department of Health, as a condition to approving the acquisition of the licenses by Liberty and Knickerbocker, we provided financing to Mr. Mello, Liberty and Knickerbocker for the capital needs of these entities. Amounts loaned to Mr. Mello were immediately contributed to Liberty and Knickerbocker as additional equity capital. At March 1, 2008, the aggregate amount outstanding under the loans to Mr. Mello was $8,732,046, including accrued interest. The New York Department of Health also required us to make loans directly to Liberty and Knickerbocker. These loans were evidenced by notes, and at March 1, 2008, $2,650,078 and $6,311,976, respectively, were outstanding under these notes, including accrued interest. The interest rate on these notes is the prime rate plus 2% per annum, which as of March 1, 2008 was 8.0%. The company has also made working capital advances to Liberty and Knickerbocker from time to time. The aggregate balance of such advances, including interest thereon, was $13,631,749 at the beginning of 2007, fluctuated from month to month during the year, and was paid in full by the end of 2007. In 2007 the company received total interest payments of $415,699 on these advances. All of the loans and advances were made for the sole purpose of advancing the company’s business and not for the purpose of providing any personal benefit to Mr. Mello. All assets, liabilities, and operating results of Liberty and Knickerbocker are included in our consolidated financial statements. As of March 1, 2008 the company and one of its subsidiaries entered into agreements with Mr. Mello to acquire all of the shares of Liberty and Knickerbocker and paid Mr. Mello $7,399,000 as the purchase price for the shares. At the same time, Mr. Mello repaid all of the principal outstanding under the loans from the company to Mr. Mello and the company agreed to forgive the interest accrued under the loans. As a result, all of the loans from the company to Mr. Mello were fully satisfied. The purchase agreements relating to these transactions included provisions holding Mr. Mello harmless against liabilities incurred as a result of his ownership of Liberty and Knickerbocker as well as against any additional taxes incurred as a result of such ownership or the transfer of the shares to the company. The purchase agreement was structured so that no personal benefit, financial or otherwise, accrued to Mr. Mello as a result of the loans to Mr. Mello, his ownership of Liberty or Knickerbocker, or the aforementioned transactions. The transfer of the shares of Liberty and Knickerbocker from Mr. Mello is subject to the approval of the New York State Department of Health. If the New York State Department of Health does not approve such transfer by December 31, 2012, Mr. Mello will be required, subject to the approval of the New York State Department of Health, to transfer the shares of Liberty and Knickerbocker to a person designated by the company for no additional consideration.

During the fiscal year ended December 31, 2007, the company paid Whitney Capital LLC, a private equity investment firm of which Richard K. Whitney, our chief financial officer, was the founder and serves as a managing member, an aggregate of approximately $544,000 in fees for consulting services. From January 1, 2008 to February 13, 2008, the company paid or incurred an obligation to pay Whitney Capital LLC an aggregate of approximately $88,750 in fees for consulting services. Mr. Whitney’s interest in these transactions was approximately $544,000 and $88,750, respectively.

Paul J. Diaz, one of our directors, is a director, the president and chief executive officer, and a stockholder of Kindred. The company provides dialysis services for Kindred and various of its affiliates in the ordinary course of business for which it received approximately $6,576,000 in 2007. The company anticipates receiving payments from Kindred in 2008.

Charles G. Berg, one of our directors, was appointed in January 2008 as a director and the executive chairman of WellCare, as well as director or manager of various related entities. Mr. Berg received restricted stock and option grants from WellCare. The company provides dialysis services for WellCare and various of its affiliates in the ordinary course of business for which it received approximately $6,452,000 in 2007. The company anticipates receiving payments from WellCare in 2008.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

The Audit Committee is directly responsible for the appointment and compensation of the Company’s independent registered public accounting firm, KPMG, as well as monitoring the independence, qualifications and performance of KPMG and the Company’s internal audit function. In addition, the Audit Committee has considered whether the provision of non-audit services to the Company by KPMG is compatible with maintaining KPMG’s independence.

Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an audit of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has met and held discussions with the Company’s internal auditors and KPMG, with and without management present, to discuss the scope of their audit plans, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee engaged the independent registered public accounting firm to conduct the independent audit. The Audit Committee reviewed and discussed with management the December 31, 2007 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board, and discussed with the independent registered public accounting firm its independence.

Based upon the Audit Committee’s reviews and discussions with management and the independent registered public accounting firm, referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Richard C. Vaughan (Chairman)

Charles G. Berg

Roger J. Valine

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

If you wish to present a proposal for action at the 2009 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 18, 2008 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2009 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our bylaws require that you must notify us no later than March 11, 2009, and no earlier than February 9, 2009.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented at the 2008 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A copy of our 2007 annual report is being mailed to each stockholder of record together with this proxy statement. The 2007 annual report includes our audited financial statements for the year ended December 31, 2007. Our annual report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The annual report on Form 10-K is not part of our proxy soliciting material. Copies of the annual report on Form 10-K, without exhibits, can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

By order of the Board of Directors,

Joseph Schohl
Vice President, General Counsel and
Secretary

El Segundo, California

April 23, 2008

DAVITA INC.

PROXY

This Proxy is solicited on behalf of the Board of Directors of DAVITA INC.

The undersigned hereby appoints Kent J. Thiry, Joseph Schohl and Corinna B. Polk, or any of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the annual meeting of the stockholders of DAVITA INC., to be held at 3:00 p.m., Pacific time, on June 9, 2008 at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010, and any and all adjournments thereof, on the proposals set forth on the reverse side of this Proxy.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposal 2. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

In their discretion, Kent J. Thiry, Joseph Schohl and Corinna B. Polk, or any of them, are authorized to vote upon such other matters as may properly come before the meeting.

All Proxies to vote at said meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of the Notice of Annual Meeting and Proxy Statement dated April 23, 2008 is hereby acknowledged.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

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Simply log on to Investor ServiceDirectR at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 9, 2008: DaVita’s Proxy Statement and Annual Report to Stockholders and Form 10–K for fiscal year 2007 are available electronically at http://bnymellon.mobular.net/bnymellon/dva.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposal 2.

Mark Here

for Address

Change or

Comments

PL EASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR all Nominees listed in Proposal 1.

1. Election of Directors

1a. Charles G. Berg FOR AGAINST ABSTAIN

1b. Willard W. Brittain, Jr. FOR AGAINST ABSTAIN

1c. Nancy-Ann DeParle FOR AGAINST ABSTAIN

1d. Paul J. Diaz FOR AGAINST ABSTAIN

1e. Peter T. Grauer FOR AGAINST ABSTAIN

1f. John M. Nehra FOR AGAINST ABSTAIN

1g. William L. Roper, M.D . FOR AGAINST ABSTAIN

1h. Kent J. Thiry FOR AGAINST ABSTAIN

1i. Roger J. Valine FOR AGAINST ABSTAIN

1j. Richard C. Vaughan FOR AGAINST ABSTAIN

The Board of directors recommends a vote FOR Proposal 2.

FOR AGAINST ABSTAIN

2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2008

3. Such other business as may properly come before the meeting or any adjournment thereof.

Please mark, sign, date and return this Proxy in the accompanying prepaid envelope

Please check this box if you consent to access future annual reports and proxy statement material via the Internet.

Signature Signature Date

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

FOLD AND DETACH HERE

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 9, 2008

TO OUR STOCKHOLDERS:

We will hold our 2008 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Monday, June 9, 2008 at 3:00 p.m., Pacific time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010, for the following purposes, which are further described in the accompanying Proxy Statement:

1. To elect ten directors to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2008; and

3. To transact other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on April 15, 2008 as the record date for the determination of stockholders entitled to vote at the meetings or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2007 annual report to stockholders is enclosed with the notice.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy. To obtain directions to our annual meeting, visit our website, located at http://www.davita.com.

By order of the Board of Directors,

Joseph Schohl

Vice President, General Counsel and Secretary

El Segundo, California

April 23, 2008

You can view the Annual Report and Proxy Statement on the

Internet at http://bnymellon.mobular.net/bnymellon/dva.